Exhibit 10.32

OFFICE BUILDING LEASE
BETWEEN
CAMBRIC PARTNERS,
AN ARIZONA GENERAL PARTNERSHIP
“LANDLORD”
AND
IMARX THERAPEUTICS, INC.,
A DELAWARE CORPORATION
“TENANT”

LEASE SUMMARY
ImaRx Therapeutics, Inc.

Date:	December 10, 2007

Tenant:	IMARX THERAPEUTICS, INC.,
A DELAWARE CORPORATION

Premises:	1730 East River Road, Suite 200 of the second (2nd) floor, City of Tucson, State of Arizona 85718 consisting of approximately 7,849 rentable square feet

Building:	Cambric Corporate Center

Term:	Sixty (60) months

Lease Commencement:	January 1, 2008 or upon substantial completion of Tenant Improvements

Lease Expiration:	December 31, 2012

Primary Term Rent:	See Schedule “G”

Pre-Paid Rent:	Landlord requires prepaid rent in the amount of $15,698.00 plus 2.5% tax for a total of $16,090.45 which shall be applied to the basic rent for January 2008.

Security Deposit:	$19,433.47

Total due at
Lease execution:	$35,523.92

Proportionate Share:	7,849 S.F. (Leased Premises) ÷ 163,368 S.F. (Building) = 4.80%

Operating Expenses:	2008 Base Year

Tenant Improvements:	See Schedule “H”

Parking:	See Schedule “I”

~~Guarantor:~~

Signage:	Suite and directory signs shall be at the sole cost of Tenant.

Monthly Rental
Remittance Address:	Cambric Partners
P.O. Box 22055
Tempe, AZ 85285-2055

All Checks Must Be Made Payable to Cambric Partners

Notice Address:	2301 Campus Drive, Suite 200
Irvine, CA 92612

Standard Lease Form
Form FSGLI (894)
3/27/2008

Standard Lease Form	i
Form FSGLI (894)
3/27/2008

Definitions of Principal Terms	Paragraph	Page

Additional Rent	3(b)	2
Additional Services	4(a)(b)	D-2
Basic Rent	3(a)	2
Building	1	1
Fiscal Period	3(c)	2
Insured Damage	9(e)	13
Landlord		1
Landlord’s Taxes	1(d)	C-1
Leased Premises	1	1
Leasehold Improvements	1	F-1
Landlord’s Work	2	F-1
Operating Costs	5	D-2
Property	1	1
Public Taking	20	19
Rent	3(d)	3
Taxes	2(d)	C-2
Tenant		1
Tenant’s Proportionate Share	2(d)	C-2
Tenant’s Proportionate Share	8	D-4
Tenant’s Taxes	2(c)	C-1
Term	2(a)	1

Standard Lease Form	ii
Form FSGLI (894)
3/27/2008

Exhibits	Schedule	Page

Legal Description of Lands	“A”	A-1
Outline of Leased Premises	“B”	B-1
Taxes payable by Landlord and Tenant	“C”	C-1
Services and Costs	“D”	D-1
Rules and Regulations	“E”	E-1
Leasehold Improvements	“F”	F-1
Basic Rent	“G”	G-1
Tenant Improvements	“H”	H-1
Parking	“I”	I-1
~~Guaranty~~	~~“J”~~	~~J-1~~
Tenant Information Sheet	“K”	K-1
Signage Agreement	“L”	L-1
~~License for Antenna Site~~	~~“M”~~	~~M-1~~
Addendum to Lease	“N”	N-1

Standard Lease Form	iii
Form FSGLI (894)
3/27/2008

THIS AGREEMENT made this 10th day of December 2007
BETWEEN:
CAMBRIC PARTNERS,
an Arizona general partnership having the offices of General Partner,
Colton Properties, Inc., a California corporation
at 2301 Campus Drive, Suite 200
in the City of Irvine
County of Orange
State of California
(Hereinafter called the “Landlord”) OF THE FIRST PART,
—and—
IMARX THERAPEUTICS, INC.,
a Delaware corporation
having an office at 1730 E. River Road, Suite 200
in the City of Tucson
County of Pima
State of Arizona
(Hereinafter called the “Tenant”) OF THE SECOND PART,
In consideration of the rents, covenants and agreements hereinafter contained, the Landlord and Tenant hereby agree as follows:
1. LEASED PREMISES
Leased Premises
The Landlord does demise and lease to the Tenant the premises (the “Leased Premises”) located in a building (the “Building”) having a municipal address of 1730 East River Road, Suite 200 in the City of Tucson, County of Pima, State of Arizona and known as Cambric Corporate Center (the Leased Premises, the Building, together with the lands described in Schedule “A” attached and present and future improvements, additions and changes thereto being herein called the “Property”), the Leased Premises consisting of approximately 7,849 rentable square feet on the second (2nd) floor as shown on the plan marked Schedule “B” attached hereto, excluding the exterior surfaces of the exterior walls of the Leased Premises.
2. TERM
Term
(a) TO HAVE AND TO HOLD the Leased Premises for and during the term of sixty (60) months (the “Term”) to be computed from the 1st day of January 2008, and to be fully complete and ended on the 31st day of December 2012, unless otherwise terminated.

Standard Lease Form	1-1
Form FSGLI (894)
3/27/2008

Delay in Occupancy
(b) If the Leased Premises or any part thereof are not ready for occupancy on the date of commencement of the Term, no part of the “Rent” (as hereinafter defined) or only a proportionate part thereof, in the event that the Tenant shall occupy a part of the Leased Premises, shall be payable for the period prior to the date when the entire Leased Premises are ready for occupancy and the full Rent shall accrue only after such last mentioned date. The Tenant agrees to accept any such abatement of Rent in full settlement of all claims, which the Tenant might otherwise have by reason of the Leased Premises not being ready for occupancy on the date of commencement of the Term. Not withstanding the foregoing, provided that when the Landlord has completed construction of such part of the Leased Premises as it is obliged hereunder to construct, the Tenant shall not be entitled to any abatement of Rent for any delay in occupancy due to the Tenant’s failure or delay to provide plans or to complete any special installations or other work required for its purposes or due to any other reason, nor shall the Tenant be entitled to any abatement of Rent for any delay in occupancy if the Landlord has been unable to complete construction of the Leased Premises by reason of such failure or delay by the Tenant. Notification by the Landlord as to the date the Leased Premises were ready for occupancy and such construction as the Landlord is obliged to complete is substantially completed, or as to the date upon which the same would have been ready for occupancy and completed respectively but for the failure or delay of the Tenant, shall be conclusive and binding on the Tenant and Rent in full shall accrue and become payable from the date set. Not-withstanding any delay in occupancy, the expiration date of this Lease shall remain unchanged. In no event, shall Landlord be liable to Tenant for any incidental, special or consequential damages, including, but not limited to, loss of opportunities, loss of business or loss of profit, no matter what theory the claim is based on, including contract, tort, strict liability of statute, in the event that Landlord fails to deliver the Leased Premises to Tenant on any date specified in this Lease.
Holding Over
(c) If, at the expiration of the Term or sooner termination hereof, the Tenant shall remain in possession without any further written agreement or in circumstances where a tenancy would thereby be created by implication of law or otherwise, a tenancy from year to year shall not be created by implication of law or otherwise, but the Tenant shall be deemed to be a monthly tenant only, at double “Basic Rent” (as hereinafter defined) payable monthly in advance plus “Additional Rent” (as hereinafter defined) and otherwise upon and subject to the same terms and conditions as herein contained, excepting provisions for renewal (if any) and leasehold improvement allowance (if any), contained herein, and nothing, including the acceptance of any Rent by the Landlord, for periods other than monthly periods, shall extend this Lease to the contrary except an agreement in writing between the Landlord and the Tenant and the Tenant hereby authorizes the Landlord to apply any monies received from the Tenant in payment of such monthly Rent. In the event of any unauthorized holding over, Tenant shall indemnify, defend and hold Landlord harmless from and against all claims for damages (and reimburse Landlord upon demand for any sums paid in settlement of any such claims) by any other Tenant or prospective Tenant to whom Landlord may have leased all or any part of the premises effective before or after the expiration of the lease Term and by any broker claiming any commission or fee in respect of any such lease or offer to lease.
3. RENT
Basic Rent
(a) See Schedule “G”.
Additional Rent
(b) The Tenant shall, without deduction or right of offset, except as provided for in this Lease, pay to the Landlord yearly and every year during the Term as additional rental (hereinafter called “Additional Rent”)
(i) the amounts of any Taxes payable by the Tenant to the Landlord pursuant to the provisions of Schedule “C” attached hereto; and
(ii) the amounts required to be paid to the Landlord pursuant to the provisions of Schedule “D” attached hereto.

Standard Lease Form	2-1
Form FSGLI (894)
3/27/2008

Payment
(c) Additional Rent shall be paid and adjusted with reference to a fiscal period of twelve (12) calendar months (“Fiscal Period”), which shall be a calendar year unless the Landlord shall from time to time have selected a Fiscal Period which is not a calendar year by written notice to the Tenant. The Landlord shall advise the Tenant in writing of its estimate of the Additional Rent to be payable by the Tenant during the Fiscal Period (or broken portion of the Fiscal Period, as the case may be, if applicable at the commencement or end of the Term or because of a change in Fiscal Period) which commenced upon the commencement date of the Term and for each succeeding Fiscal Period or broken portion thereof which commences during the Term. Such estimate shall, in every case, be a reasonable estimate and, if requested by the Tenant, shall be accompanied by reasonable particulars of the manner in which it was calculated. The Additional Rent payable by the Tenant shall be paid in equal monthly installments in advance at the same time as payment of Basic Rent is due hereunder based on the Landlord’s estimate as aforesaid. From time to time, the Landlord may re-estimate, on a reasonable basis, the amount of Additional Rent for any Fiscal Period or broken portion thereof, in which case the Landlord shall advise the Tenant in writing of such re-estimate and fix new equal monthly installments for the remaining balance of such Fiscal Period or broken portion thereof. After the end of each such Fiscal Period or broken portion thereof the Landlord shall submit to the Tenant a statement of the actual Additional Rent payable in respect of such Fiscal Period or broken portion thereof and a calculation of the amounts by which the Additional Rent payable by the Tenant exceeds or is less than (as the case may be) the aggregate installments paid by the Tenant on account of Additional Rent for such Fiscal Period. Within thirty (30) days after the submission of such statement either the Tenant shall pay to the Landlord any amount by which the amount found payable by the Tenant with respect to such Fiscal Period or broken portion thereof exceeds the aggregate monthly payments made by it on account thereof during such Fiscal Period or broken portion thereof, or the Landlord shall pay to the Tenant any amount by which the amount found payable as aforesaid is less than the aggregate of such monthly payments.
Accrual of Rent
(d) Basic Rent and Additional Rent (herein collectively called “Rent”) shall be considered as accruing from day to day, and Rent for an irregular period of less than one year or less than one calendar month shall be apportioned and adjusted by the Landlord for the Fiscal Periods of the Landlord in which the tenancy created hereby commences and expires. Where the calculation of Additional Rent for a period cannot be made until after the termination of this Lease, the obligation of the Tenant to pay Additional Rent shall survive the termination hereof and Additional Rent for such period shall be payable by the Tenant upon demand by the Landlord. If the Term commences or expires on any day other than the first or the last day of a month, Rent for such fraction of a month shall be apportioned and adjusted as aforesaid and paid by the Tenant on the commencement date of the Term.
Recovery of Rent
(e) Rent and any other amounts required to be paid by the Tenant to the Landlord under this Lease shall be deemed to be and be treated as rent and payable and recoverable as rent, and the Landlord shall have all rights against the Tenant for default in any payment of rent and other amounts as in the case of arrears in rent.
Limitations
(f) The information set out in statements, documents or other writings setting out the amount of Additional Rent submitted to the Tenant under or pursuant to this Lease shall be binding on the Tenant and deemed to be accepted by it and shall not be subject to amendment for any reason unless the Tenant gives written notice to the Landlord within sixty (60) days of the Landlord’s submission of such statement, document or other writing identifying the statement, document, or writing and setting out in reasonable detail the reason why such statement, document, or writing should not be binding on the Tenant.

Standard Lease Form	3-1
Form FSGLI (894)
3/27/2008

Late Fee
(g) All rent is due and payable on the first day of each month. Rent is delinquent after the tenth (10th) day of the month. A 10% late fee is assessed on the eleventh (11th) day of the month. All late fees shall be considered an item of Additional Rent.
4. SECURITY DEPOSIT
Security Deposit
The Landlord shall recognize the Tenant’s security deposit upon execution of this Lease by the Tenant for the sum of Nineteen Thousand Four Hundred Thirty-Three Dollars and Forty-Seven Cents ($19,433.47) as a deposit to the Landlord to stand as security for the payment by the Tenant of any and all present and future debts and liabilities of the Tenant to the Landlord and for the performance by the Tenant of all of its obligations arising under or in connection with this Lease (the “Debts, Liabilities and Obligations”). Tenant shall not apply the security deposit as rent. At all times Tenant shall maintain a security deposit with Landlord in an amount equal to one hundred ten percent (110%) of the last month’s rent for the Leased Premises. Landlord shall bill Tenant for any such additional security deposit as required. The Landlord shall not be required to keep the deposit separate from its general funds. In the event of the Landlord disposing of its interest in this Lease, the Landlord shall credit the deposit to its successor and thereupon shall have no liability to the Tenant to repay the security deposit to the Tenant. Subject to the foregoing and to the Tenant not being in default under this Lease, the Landlord shall repay the security deposit to the Tenant without interest at the end of the Term or sooner termination of the Lease provided that all Debts, Liabilities and Obligations of the Tenant to the Landlord are paid and performed in full, failing which the Landlord may on notice to the Tenant elect to retain the security deposit and to apply it in reduction of the Debts, Liabilities and Obligations and the Tenant shall remain fully liable to the Landlord for payment and performance of the remaining Debts, Liabilities and Obligations. Landlord will refund Tenant’s security deposit, less any offsets as set forth in this paragraph, approximately 30 days after Tenant’s tenancy has terminated and Tenant has vacated, returned keys and removed any and all personal property from Leased Premises.
5. GENERAL COVENANTS
Landlord’s Covenant
(a) The Landlord covenants with the Tenant:
(i) for quiet enjoyment; and
(ii) to observe and perform all the covenants and obligations of the Landlord herein.
Tenant’s Covenant
(a) The Tenant covenants with the Landlord:
(i) to pay Rent; and
(ii) to observe and perform all the covenants and obligations of the Tenant herein.

Standard Lease Form	4-1
Form FSGLI (894)
3/27/2008

6. USE AND OCCUPANCY
Use
The Tenant covenants with the Landlord:
(a) not to use the Leased Premises for any purpose other than an office for the conduct of the Tenant’s business which is general office use.
Waste, Nuisance, Etc.
(b) not to commit, or permit, any waste, injury or damage to the Property including the Leasehold Improvements and any trade fixture therein, any loading of the floors thereof in excess of the maximum degree of loading as determined by the Landlord acting reasonably, any nuisance therein or any use or manner of use causing annoyance to the other tenants and occupants of the Property or to the Landlord;
Insurance Risks
(c) not to do, omit or permit to be done or omitted to be done upon the Property anything which would cause to be increased the Landlord’s cost of insurance or the costs of insurance of another tenant of the Property against perils as to which the Landlord or such other tenant has insured or which shall cause any policy of insurance on the Property to be subject to cancellation;
Compliance With Law
(d) to comply at its own expense with all governmental laws, regulations and requirements pertaining to the occupation and use of the Leased Premises, the condition of the Leasehold Improvements, trade fixtures, furniture and equipment installed by or on behalf of the Tenant therein and the making by the Tenant of any repairs, changes or improvements therein;
Environmental Compliances
(e)	(i) to conduct and maintain its business and operations at the Leased Premises so as to comply in all respects with common law and with all present and future applicable federal, provincial/state, local, municipal, governmental or quasi-governmental laws, by-laws, rules, regulations, licenses, orders, guidelines, directives, permits, decisions or requirements, concerning occupational or public health and safety or the environment and any order, injunction, judgement, declaration, notice or demand issued thereunder, (“Environmental Laws”).
(ii) not to permit or suffer any substance which is hazardous or is prohibited, restricted, regulated or controlled under any Environmental Law to be present at, on or in the Leased Premises, unless it has received the prior written consent of the Landlord which consent may be arbitrarily withheld.
Rules & Regulations
(f) to observe and perform, and to cause its employees, invitees and others over whom Tenant can be reasonably expected to exercise control to observe and perform, the Rules and Regulations contained in Schedule “E” hereto, and such further and other reasonable rules and regulations and amendments and additions therein as may hereafter be made by the Landlord and notified in writing to the Tenant, except that no change or addition may be made that is inconsistent with this Lease unless as may be required by governmental regulation or unless the Tenant consents thereto. The imposition of such Rules and Regulations shall not create or imply any obligation of the Landlord to enforce them or create any liability of the Landlord for their non-enforcement or otherwise.
7. ASSIGNMENT AND SUBLETTING
Restriction On Transfer
(a) Except as expressly provided in this Section 7, Tenant will not, either voluntarily or by operation of law, assign or encumber this Lease or any interest herein or sublet the Leased Premises or any part thereof, or permit the use or occupancy of the Premises by any party other than Tenant (any such assignment, encumbrance, sublease or the like will sometimes be referred to as a “Transfer”), without the prior written consent of Landlord, which consent Landlord will not unreasonably withhold. In no event may this Lease be assigned or the Premises sublet to any tenant or occupant of the Building or to any entity that is in lease negotiations with the Landlord. In addition, Tenant may not assign or sublet the Premises, or any portion thereof, if it is in default under the terms and conditions of this Lease, until such time as Tenant has “cured” the default to the reasonable satisfaction of the Landlord.

Standard Lease Form	5-1
Form FSGLI (894)
3/27/2008

~~Corporate and Partnership Transfers~~
~~(b) For purposes of this Section 7, if Tenant is a corporation, partnership or other entity, any transfer, assignment, encumbrance or hypothecation of twenty-five percent (25%) fifty percent (50%) or more (individually or in the aggregate) of any stock or other ownership interest in such entity, and/or any transfer, assignment, hypothecation or encumbrance of any controlling ownership or voting interest in such entity, will be deemed a Transfer and will be subject to all of the restrictions and provisions contained in this Section 7. Notwithstanding the foregoing, the immediately preceding sentence will not apply to any transfers of stock of Tenant if Tenant is a publicly-held corporation and such stock is transferred publicly over a recognized security exchange or over-the-counter market.~~
Permitted Controlled Transfers
(c) Notwithstanding the provisions of this Section 7 to the contrary, Tenant may assign this Lease or sublet the Premises or any portion thereof (“Permitted Transfer”), without Landlord’s consent and without extending any sublease termination option to Landlord, to any parent, subsidiary or affiliate corporation which controls, is controlled by or is under common control with Tenant, or to any corporation resulting from a merger or consolidation with Tenant, or to any person or entity which acquires all the assets of Tenant’s business as a going concern, provided that: (i) at least twenty (20) days prior to such assignment or sublease, Tenant delivers to Landlord the financial statements and other financial and background information of the assignee or sublessee described in Subsection 7(d); (ii) if an assignment, the assignee assumes, in full, the obligations of Tenant under this Lease (or if a sublease, the sublessee of a portion of the Premises or Term assumes, in full, the obligations of Tenant with respect to such portion); (iii) the financial net worth of the assignee or sublessee as of the time of the proposed assignment or sublease equals or exceeds that of Tenant as of the date of execution of this Lease; (iv) Tenant remains fully liable under this Lease; and (v) the use of the Premises under Section 8 remains unchanged.
Transfer Notice
(d) If Tenant desires to effect a Transfer, then at least thirty (30) days prior to the date when Tenant desires the Transfer to be effective (the “Transfer Date”), Tenant agrees to give Landlord a notice (the “Transfer Notice”), stating the name, address and business of the proposed assignee, sublessee or other transferee (sometimes referred to hereinafter as “Transferee”), reasonable information (including references) concerning the character, ownership, and financial condition of the proposed Transferee, the Transfer Date, any ownership or commercial relationship between Tenant and the proposed Transferee, and the consideration and all other material terms and conditions of the proposed Transfer, all in such detail as Landlord may reasonably require. If Landlord reasonably requests additional detail, the Transfer Notice will not be deemed to have been received until Landlord receives such additional detail, and Landlord may withhold consent to any Transfer until such information is provided to it.

Standard Lease Form	6-1
Form FSGLI (894)
3/27/2008

Landlord’s Options
(e) Within thirty (30) days of Landlord’s receipt of any Transfer Notice, and any additional information requested by Landlord concerning the proposed Transferee’s financial responsibility, Landlord will elect to do one of the following:
(i) consent to the proposed Transfer;
(ii) refuse such consent, which refusal shall be on reasonable grounds including, without limitation, those set forth in Subsection 7(f); or
(iii) terminate this Lease as to all or such portion of the Premises which is proposed to be sublet or assigned and recapture all or such portion of the Premises for reletting by Landlord.
Reasonable Disapproval
(f) Landlord and Tenant hereby acknowledge that Landlord’s disapproval of any proposed Transfer pursuant to Subsection 7(e) will be deemed reasonably withheld if based upon any reasonable factor, including, without limitation, any or all of the following factors: (i) if the Building is less than ninety percent (90%) occupied, if the net effective rent payable by the Transferee (adjusted on a rentable square foot basis) is less than the net effective rent then being quoted by Landlord for new leases in the Building for comparable size space for a comparable period of time; (ii) the proposed Transferee is a governmental entity; (iii) the portion of the Premises to be sublet or assigned is irregular in shape with inadequate means of ingress and egress; (iv) the use of the Premises by the Transferee (A) is not permitted by the use provisions in Section 8 hereof, or (B) violates any exclusive use granted by Landlord to another tenant in the Building; (v) the Transfer would likely result in a significant and inappropriate increase in the use of the parking areas or Project Common Areas by the Transferee’s employees or visitors, and/or significantly increase the demand upon utilities and services to be provided by Landlord to the Premises; (vi) the Transferee does not have the financial capability to fulfill the obligations imposed by the Transfer and this Lease; or (vii) the Transferee is not in Landlord’s reasonable opinion consistent with Landlord’s desired tenant mix. In the event Landlord withholds or conditions its consent and Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under Subsection 7(f) or otherwise has breached or acted unreasonably under this Section 7, their sole remedies shall be a declaratory judgment and an injunction for the relief sought without any monetary damages, and Tenant hereby waives all other remedies on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee. In any such action, each party shall bear its own attorneys’ fees. Tenant shall indemnify, defend and hold harmless Landlord from any and all liability, losses, claims, damages, costs, expenses, causes of action and proceedings involving any third party or parties (including without limitation Tenant’s proposed subtenant or assignee) who claim they were damaged by Landlord’s wrongful withholding or conditioning of Landlord’s consent.
Additional Conditions
(g) A condition to Landlord’s consent to any Transfer of this Lease will be the delivery to Landlord of a true copy of the fully executed instrument of assignment, sublease, transfer or hypothecation, and, in the case of an assignment, the delivery to Landlord of an agreement executed by the Transferee in form and substance reasonably satisfactory to Landlord, whereby the Transferee assumes and agrees to be bound by all of the terms and provisions of this Lease and to perform all of the obligations of Tenant hereunder. As a condition for granting its consent to any assignment or sublease, Landlord may require that the assignee or sublessee remit directly to Landlord on a monthly basis, all monies due to Tenant by said assignee or sublessee.

Standard Lease Form Form FSGLI (894) 3/27/2008	7-1

As a condition to Landlord’s consent to any sublease, such sublease must provide that it is subject and subordinate to this Lease and to all mortgages; that Landlord may enforce the provisions of the sublease, including collection of rent; that in the event of termination of this Lease for any reason, including without limitation a voluntary surrender by Tenant, or in the event of any reentry or repossession of the Premises by Landlord, Landlord may, at its option, either (i) terminate the sublease, or (ii) take over all of the right, title and interest of Tenant, as sublessor, under such sublease, in which case such sublessee will attorn to Landlord, but that nevertheless Landlord will not (1) be liable for any previous act or omission of Tenant under such sublease, (2) be subject to any defense or offset previously accrued in favor of the sublessee against Tenant, or (3) be bound by any previous modification of any sublease made without Landlord’s written consent, or by any previous prepayment by sublessee of more than one month’s rent.
Excess Rent
(h) If Landlord consents to any Transfer, Tenant agrees to pay to Landlord, as additional rent, one hundred percent (100%) of all sums and other consideration payable to and for the benefit of Tenant by the Transferee on account of the Transfer, as and when such sums and other consideration are due and payable by the Transferee to or for the benefit of Tenant (or, if Landlord so requires, and without any release of Tenant’s liability for the same, Tenant agrees to instruct the Transferee to pay such sums and other consideration directly to Landlord). If for any proposed sublease Tenant receives rent or other consideration, either initially or over the term of the sublease, in excess of the rent fairly allocable to the portion of the Premises which is subleased based on square footage, Tenant agrees to pay to Landlord as additional rent the entire excess of each such payment of rent or other consideration received by Tenant promptly after its receipt. In calculating excess rent or other consideration which may be payable to Landlord under this Subsection 7(h), Tenant shall not be entitled to deduct any brokerage commissions, attorneys’ fees or any other amounts expended by Tenant in connection with such Transfer.
Termination Rights
(i) If Tenant requests Landlord’s consent to any assignment or subletting of all or a portion of the Premises, Landlord will have the right, as provided in Subsection 7(e), to terminate this Lease as to all or such portion of the Premises which is proposed to be sublet or assigned effective as of the date Tenant proposes to sublet or assign all or less than all of the Premises. Landlord’s right to terminate this Lease as to less than all of the Premises proposed to be sublet or assigned will not terminate as to any future additional subletting or assignment as a result of Landlord’s consent to a subletting of less than all of the Premises or Landlord’s failure to exercise its termination right with respect to any subletting or assignment. Landlord will exercise such termination right, if at all, by giving written notice to Tenant within thirty (30) days of receipt by Landlord of the financial responsibility information required by this Section 7. Tenant understands and acknowledges that the option, as provided in this Section 7, to terminate this Lease as to all or such portion of the Premises which is proposed to be sublet or assigned rather than approve the subletting or assignment of all or a portion of the Premises, is a material inducement for Landlord’s agreeing to lease the Premises to Tenant upon the terms and conditions herein set forth. In the event of any such termination with respect to less than all of the Premises, the cost of segregating the recaptured space from the balance of the Premises will be paid by Tenant and Tenant’s future monetary obligations under this Lease will be reduced proportionately on a square footage basis to correspond to the balance of the Premises which Tenant continues to lease.

Standard Lease Form Form FSGLI (894) 3/27/2008	8-1

No Release
(j) No Transfer will release Tenant of Tenant’s obligations under this Lease or alter the primary liability of Tenant to pay the rent and to perform all other obligations to be performed by Tenant hereunder. Landlord may require that any Transferee remit directly to Landlord on a monthly basis, all monies due Tenant by said Transferee. However, the acceptance of rent by Landlord from any other person will not be deemed to be a waiver by Landlord of any provision hereof. Consent by Landlord to one Transfer will not be deemed consent to any subsequent Transfer. In the event of default by any Transferee of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such Transferee or successor. Landlord may consent to subsequent assignments of this Lease or sublettings or amendments or modifications to this Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto and any such actions will not relieve Tenant of liability under this Lease.
Administrative and Attorneys’ Fees
(k) If Tenant effects a Transfer or requests the consent of Landlord to any Transfer (whether or not such Transfer is consummated), then, upon demand, Tenant agrees to pay Landlord a non-refundable administrative fee of Two Hundred Fifty Dollars ($250.00), plus any reasonable attorneys’ and paralegal fees incurred by Landlord in connection with such Transfer or request for consent (whether attributable to Landlord’s in-house attorneys or paralegals or otherwise). Acceptance of the Two Hundred Fifty Dollar ($250.00) administrative fee and/or reimbursement of Landlord’s attorneys’ and paralegal fees will in no event obligate Landlord to consent to any proposed Transfer.
8. REPAIR & DAMAGE
Landlord’s Repairs to Building & Property
(a) The Landlord covenants with the Tenant to keep in a good and reasonable state of repair and decoration:
(i) those portions of the Property consisting of the entrance, lobbies, stairways, corridors, landscaped areas, parking areas, and other facilities from time to time provided for use in common by the Tenant and other tenants of the Building or Property, and the exterior portions (including foundations and roofs) of all buildings and structures from time to time forming part of the Property and affecting its general appearance;
(ii) the Building (other than the Leased Premises and premises of other tenants) including the systems for interior climate control, the elevators and escalators (if any), entrances, lobbies, stairways corridors and washrooms from time to time provided for use in common by the Tenant and other tenants of the Building or Property and the systems provided for use in common by the Tenant and other tenants of the Building or Property and the systems as provided for bringing utilities to the Leased Premises.
Landlord’s Repairs to the Leased Premises
(b) The Landlord covenants with the Tenant to repair, so far as reasonably feasible, and as expeditiously as reasonably feasible, defects in standard demising walls or in structural elements, exterior walls of the Building, suspended ceiling, electrical and mechanical installation standard to the Building installed by the Landlord in the Leased Premises (if and to the extent that such defects are sufficient to impair the Tenant’s use of the Leased Premises while using them in a manner consistent with this Lease) and “Insured Damage” (as herein defined). The Landlord shall in no event be required to make repairs to Leasehold Improvements made by the Tenant, or by the Landlord on behalf of the Tenant or another tenant or to make repairs to wear and tear within the Leased Premises.

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Tenant’s Repairs
(c) The Tenant covenants with the Landlord to repair, maintain and keep at the Tenant’s own costs, except insofar as the obligation to repair rests upon the Landlord pursuant to this paragraph, the Leased Premises, including Leasehold Improvements in good and substantial repair, reasonable wear and tear excepted, provided that this obligation shall not extend to structural elements or to exterior glass or to repairs which the Landlord would be required to make under this paragraph but for the exclusion therefrom of defects not sufficient to impair the Tenant’s use of the Leased Premises while using them in a manner consistent with this Lease. The Landlord may enter the Leased Premises at all reasonable times and view the condition thereof and the Tenant covenants with the Landlord to repair, maintain and keep the Leased Premises in good and substantial repair according to notice in writing, reasonable wear and tear excepted. If the Tenant shall fail to repair as aforesaid after reasonable notice to do so, the Landlord may effect the repairs and the Tenant shall pay the reasonable cost thereof to the Landlord on demand. The Tenant covenants with the Landlord that the Tenant will at the expiration of the Term or sooner termination thereof peaceably surrender the Leased Premises and appurtenances in good and substantial repair and condition, reasonable wear and tear excepted. Above standard office fixtures such as supplemental air conditioning, dishwashers, garbage disposals, kitchen water heaters, are the sole responsibility of Tenant to maintain and replace.
Indemnification
(d) If any part of the Property becomes out of repair, damaged or destroyed through the negligence of, or misuse by, the Tenant or its employees, agents, invitees or others under its control, the Tenant shall pay the Landlord on demand the expense of repairs or replacements, including the Landlord’s reasonable administration charge thereof, necessitated by such negligence or misuse.
Damage & Destruction
(e) It is agreed between the Landlord and the Tenant that:
(i) In the event of damage to the Property or to any part thereof, if the damage is such that the Leased Premises or any substantial part thereof is rendered not reasonably capable of use and occupancy by the Tenant for the purposes of its business for any period of time in excess of ten (10) days, then
(ii)
(1) unless the damage was caused by the fault or negligence of the Tenant or its employees, agents, invitees or others under its control, from the date of occurrence of the damage and until the Leased Premises are again reasonably capable for use and occupancy as aforesaid, the Rent payable pursuant to this Lease shall abate from time to time in proportion to the part or parts of the Leased Premises not reasonably capable of such use and occupancy, and

(2) unless this Lease is terminated as hereinafter provided, the Landlord or the Tenant as the case may be (according to the nature of the damage and their respective obligations to repair as provided in sub-paragraphs (a), (b) and (c) of this paragraph) shall repair such damage with all reasonable diligence, but to the extent that any part of the Leased Premises is not reasonably capable of such use and occupancy by reason of damage which the Tenant is obligated to repair hereunder, any abatement of Rent to which the Tenant would otherwise be entitled hereunder shall not extend later than the time by which, in the reasonable opinion of the Landlord, repairs by the Tenant ought to have been completed with reasonable diligence, and

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(iii) if the Leased Premises are substantially damaged or destroyed by any cause and if in the reasonable opinion of the Landlord given in writing within thirty (30) days of the occurrence the damage cannot reasonably be repaired within one hundred eighty (180) days after the occurrence thereof, then the Lease shall terminate, in which event neither the Landlord nor the Tenant shall be bound to repair as provided in sub-paragraphs (a), (b) and (c) of this paragraph, and the Tenant shall instead deliver up possession of the Leased Premises to the Landlord with reasonable expedition and Rent shall be apportioned and paid to the date of the occurrence; and
(iv) if premises, whether of the Tenant, or other tenants of the Property comprising in the aggregate half or more of the total number of square feet of rentable office area in the Property on half or more of the total number of square feet of rentable office area in the Building (as determined by the Landlord) or portions of the Property which affect access of services essential thereto, are substantially damaged or destroyed by any cause and if in the reasonable opinion of the Landlord the damage cannot reasonably be repaired within one hundred eighty (180) days after the occurrence thereof, then the Landlord may, by written notice to the Tenant given within thirty (30) days after the occurrence of such damage or destruction, terminate this Lease, in which event neither the Landlord nor the Tenant shall be bound to repair as provided in sub-paragraphs (a), (b) and (c) of this paragraph, and the Tenant shall instead deliver up possession of the Leased Premises to the Landlord with reasonable expedition but in any event within sixty (60) days after delivery of such notice of termination, and Rent shall be apportioned and paid to the date upon which possession is so delivered up (but subject to any abatement to which the Tenant may be entitled under sub-paragraph (e) (i) of this paragraph).
9. INSURANCE AND LIABILITY
Landlord’s Insurance
(a) The Landlord shall take out and keep in force during the Term insurance with respect to the Property except for the “Leasehold Improvements” (as hereinafter defined) in the Leased Premises. The insurance to be maintained by the Landlord shall be in respect of perils and to amounts and on terms and conditions which from time to time are insurable at a reasonable premium and which are normally insured by reasonable prudent buyers of properties similar to the Property, all as from time to time determined at reasonable intervals by insurance advisors selected by the Landlord, and whose opinion shall be conclusive. Unless and until the insurance advisors shall state that any such perils are not customarily insured against by owners of properties similar to the Property, the perils to be insured against by the Landlord shall include, without limitation, public liability, boilers and machinery, fire and extended perils and may include, at the option of the Landlord, losses suffered by the Landlord in its capacity as Landlord through business interruption. The insurance to be maintained by the Landlord shall contain a waiver by the insurer of any rights of subrogation or indemnity or any other claim over which the insurer might otherwise be entitled against the Tenant or the agents or employees of the Tenant.

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Tenant’s Insurance
(b) The Tenant shall take out and keep in force during the Term:
(i) comprehensive general public liability insurance all on an occurrence basis with respect to the business carried on in or from the Leased Premises and the Tenant’s use and occupancy of the Leased Premises and of any other part of the Property, with coverage for any one occurrence or claim of not less than Two Million Dollars ($2,000,000) or such other amount as the Landlord may reasonably require upon not less than one (1) month notice at any time during the Term, which insurance shall include the Landlord as an additional insured and shall protect the Landlord in respect of claims by the Tenant as if the Landlord were separately insured and worker’s compensation insurance as required by law;
(ii) insurance in respect of fire and such other perils as are from time to time in the usual extended coverage endorsement covering the Leasehold Improvements, trade fixtures, and the furniture and equipment in the Leased Premises for not less than 80% of the full replacement cost thereof, and which insurance shall include the Landlord as a loss payee as the Landlord’s interest may appear;
(iii) insurance against such other perils and in such amounts as the Landlord may from time to time reasonably require upon not less than ninety (90) days written notice, such requirement to be made on the basis that the required insurance is customary at the time for prudent tenants of properties similar to the Property.
All insurance required to be maintained by the Tenant shall be on terms and with insurers satisfactory to the Landlord. Each policy shall contain a waiver by the insurer of any rights of subrogation or indemnity or any other claim over to which the insurer might otherwise be entitled against the Landlord or the agents or employees of the Landlord, and shall also contain an undertaking by the insurer that no material change adverse to the Landlord or the Tenant will be made, and the policy will not lapse to be canceled, except after not less than thirty (30) days’ written notice to the Landlord of the intended change, lapse or cancellation. The Tenant shall furnish to the Landlord, if and whenever requested by it, certificates or other evidence acceptable to the Landlord as to the insurance from time to time effected by the Tenant and if renewal or continuation in force, together with evidence as to the method of determination of full replacement cost of the Tenant’s Leasehold Improvements, trade fixtures, furniture and equipment, and if the Landlord reasonably concludes that the full replacement cost has been underestimated, the Tenant shall forthwith arrange for any consequent increase in coverage required under sub-paragraph (b). If the Tenant shall fail to take out, renew and keep in force such insurance, or if the evidences submitted to the Landlord are unacceptable to the Landlord (or no such evidences are submitted within a reasonable period after request therefore by the Landlord), then the Landlord may give to the Tenant written notice requiring compliance with this sub-paragraph and specifying the respects in which the Tenant is not then in compliance with this sub-paragraph. If the Tenant does not within forty-eight (48) hours provide appropriate evidence of compliance with this sub-paragraph, the Landlord may (but shall not be obligated to) obtain some or all of the additional coverage or other insurance which the Tenant shall have failed to obtain, without prejudice to any other rights of the Landlord under this Lease or otherwise, and the Tenant shall pay all premiums and other reasonable expenses incurred by the Landlord to the Landlord on demand.

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Limitation of Landlord’s Liability
(c) The Tenant agrees that the Landlord shall not be liable for any bodily injury or death of, or loss or damage to any property belonging to, the Tenant or its employees, invitees or licensees or any other person in, on or about the Property unless resulting from the actual willful misconduct or gross negligence of the Landlord or its own employees. In no event shall the Landlord be liable for any damage which is caused by steam, water, rain or snow or other thing which may leak into, issue or flow from any part of the Property or from the pipes or plumbing works, including the sprinkler system (if any) therein or from any other place or for any damage caused by or attributable to the condition or arrangement of any electric or other wiring or of sprinkler heads (if any) or for any damage caused by anything done or omitted by any other tenant. In no event, including without limitation, any event, termination, dispute, alleged breach, occurrence or circumstance arising out of or relating to this Agreement or the transactions or relationships of the parties contemplated hereunder, shall Landlord be liable for any incidental, special or consequential damages, including, but not limited to, loss of use, loss of data, loss of business or loss of profits, no matter what theory the claim is based on, including contract, tort, strict liability or statute. This limitation of liability shall survive the termination of this Lease.
Indemnity of Landlord
(d) Except with respect to claims or liabilities in respect of any damage which is Insured Damage to the extent of the cost of repairing such Insured Damage, the Tenant agrees to indemnify and save harmless the Landlord in respect of:
(i) all claims for bodily injury or death, property damage or other loss or damage arising from the conduct of any work or any act or omission of the Tenant or any assignee, sub-tenant, agent, employee, contractor, invitee or licensee of the Tenant, and in respect of all costs, expenses and liabilities incurred by the Landlord in connection with or arising out of all such claims, including the expenses of any action or proceeding pertaining thereto; and
(ii) any loss, cost, (including, without limitation, lawyers’ fees and disbursements), expense or damage suffered by the Landlord arising from any breach by the Tenant of any of its covenants and obligations under this Lease.
Definition of “Insured Damaged”
(e) For purpose of this Lease, “Insured Damage” means that part of any damage occurring to the Property of which the entire cost of repair (or the entire cost of repair other than a deductible amount properly collectable by the Landlord as part of the Additional Rent) is actually recovered by the Landlord under a policy or policies of insurance from time to time effected by the Landlord pursuant to sub-paragraph (a). Where an applicable policy of insurance contains an exclusion for damages recoverable from a third party, claims as to which the exclusion applies shall be considered to constitute Insured Damage only if the Landlord successfully recovers from the third party.
10. EVENTS OF DEFAULT AND REMEDIES
Events of Default & Remedies
(a) In the event of the happening of any one of the following events:
(i) the Tenant shall have failed to pay an installment of Basic Rent or of Additional Rent or any other amount payable hereunder when due, and such failure shall be continuing for a period of more than ten (10) days after the date such installment or amount was due;

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(ii) there shall be a default of or with any condition, covenant, agreement or other obligation on the part of the Tenant to be kept, observed or performed hereunder (other than a condition, covenant, agreement or other obligation to pay Basic Rent, Additional Rent or any other amount of money) and such default shall be continuing for a period of more than ~~fifteen (15)~~ thirty (30) days after written notice by the Landlord to the Tenant specifying the default and requiring that it discontinue;
(iii) if any policy of insurance upon the Property or any part thereof from time to time effected by the Landlord shall be canceled or about to be canceled by the insurer by reason of the use or occupation of the Leased Premises by the Tenant or any assignee, sub-tenant or licensee of the Tenant or anyone permitted by the Tenant to be upon the Leased Premises and the Tenant after receipt of notice in writing from the Landlord shall have failed to take such immediate steps in respect of such use or occupation as shall enable the Landlord to reinstate or avoid cancellation (as the case may be) of such policy of insurance;
(iv) the Leased Premises shall, without the prior written consent of the Landlord, be used by any other persons than the Tenant or its permitted assigns or sub-tenants or for any purpose other than that for which they were leased or occupied or by any persons whose occupancy is prohibited by this Lease;
~~(v) the Leased Premises shall be vacated or abandoned, or remain unoccupied without the prior written consent of the Landlord for fifteen (15) consecutive days or more while capable of being occupied;~~
(vi) the balance of the Term of this Lease or any of the goods and chattels of the Tenant located in Leased Premises, shall at anytime be seized in execution of attachment, or
(vii) the Tenant shall make any assignment for the benefit of creditors or become bankrupt or insolvent or take the benefit of any statute for bankrupt or insolvent debtors or, if a corporation, shall take any steps or suffer any order to be made for its winding-up or other termination of its corporate existence; or a trustee, receiver or receiver-manager or agent or other like person shall be appointed of any of the assets of the Tenant.
Payment of Rent, etc. on Termination
(b) The Landlord shall have the following rights and remedies all of which are cumulative and not alternative and not to the exclusion of any other or additional rights and remedies in law or equity available to the Landlord by statute or otherwise:
(i) to remedy or attempt to remedy any default of the Tenant, and in doing so to make any payments due or alleged to be due by the Tenant to third parties and to enter upon the Leased Premises to do any work or other thing therein, and in such event all reasonable expenses of the Landlord in remedying or attempting to remedy such default shall be payable by the Tenant to the Landlord on demand;
(ii) with respect to unpaid overdue rent, to the payment by the Tenant of the Rent and of interest (which said interest shall be deemed included herein in the term “Rent”) thereon at a rate equal to ten percent (10%) of the total unpaid amount each month until paid in full;

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(iii) to terminate this Lease forthwith. In the event that Landlord shall elect to so terminate this Lease then Landlord may recover from Tenant:
(1)	the worth at the time of award of any unpaid rent which had been earned at the time of such termination; plus

(2)
the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(3)
the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

~~(4)~~	~~the worth at the time of award of any abated rent in connection with this Lease or any subsequent extension of the Lease; plus~~

(5)
any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform the Tenant obligations under this Lease or which in the ordinary course of things would be likely to result therefrom. As used in sub-paragraphs 10(b)(iii)(1) and (2) above, the “worth at the time of award” is computed by allowing interest at the maximum rate permitted by law per annum. As used in sub-paragraph 10(b)(iii)(3) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

(iv) to enter the Leased Premises as agent of the Tenant and as such agent to re-let them and to receive the rent therefor and as the agent of the Tenant to take possession of any furniture or other property thereon and upon giving ten (10) days’ written notice to the Tenant to store the same at the expenses and risk of the Tenant or to sell or otherwise dispose of the same at public or private sale without further notice and to apply the proceeds thereof and any rent derived from re-letting the Leased Premises upon account of the Rent due and to become due under this Lease and the Tenant shall be liable to the Landlord for the deficiency if any.
(v) to maintain Tenant’s rights to possession and continue said Lease in full force and effect, whether or not Tenant shall have abandoned the Leased Premises. In such event, Landlord shall be entitled to enforce all of its rights and remedies under this Lease, including the right to recover Rent as it becomes due under the terms of the Lease.

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Tenant to Pay On Demand
(c) The Tenant shall pay to the Landlord on demand all costs and expenses, including actual lawyers’ fees and costs incurred by the Landlord in enforcing any of the obligations of the Tenant under this Lease. Such costs shall include but not be limited to a fee of $100.00 for service of pay or quit notice and a fee of $50.00 for NSF checks in addition to all late fees associated with payments.

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ADDITIONAL PROVISIONS
Relocation of Leased Premises
11. INTENTIONALLY OMITTED.
Subordination & Attornment
12. This Lease and all rights of the Tenant hereunder are subject and subordinate to all underlying leases and charges, or mortgages now or hereafter existing (including charges, and mortgages by way of debenture, note, bond, deeds of trust and mortgage and all instruments supplemental thereto) which may now or hereafter affect the Property or any part thereof and to all renewal, modifications, considerations, replacements and extensions thereof provided the lessor, chargee, mortgagee, or trustee agrees to accept this Lease if not in default; and in recognition of the foregoing the Tenant agrees that it will, whenever requested, attorn to such lessor, chargee, mortgagee as a tenant upon all the terms of this Lease. The Tenant agrees to execute promptly whenever requested by the Landlord or by the holder of any such lease, charge, or mortgage an instrument of subordination or attornment, as the case may be as may be required of it.
Certificates
13. The Tenant agrees that it shall promptly whenever requested by the Landlord from time to time execute and deliver to the Landlord, and if required by the Landlord, to any lessor, chargee or mortgagee (including any trustee) or other person designated by the Landlord, an acknowledgement in writing as to the then status of this Lease, including as to whether it is in full force and effect, is modified or unmodified, confirming the Basic Rent and Additional Rent payable hereunder and the state of accounts between Landlord and the Tenant, the existence or non-existence of defaults, and any other matters pertaining to this Lease as to which the Landlord shall request an acknowledgement.
Tenant’s Compliances With Gov’t Ordinances, Regulations and Laws
14. Tenant acknowledges that Landlord makes no express or implied representations or warranties of any kind regarding the fitness or appropriateness of the Leased Premises for Tenant’s proposed use. Tenant takes the Leased Premises in an “as is” condition with regard to all applicable zoning, parking, use and any other relevant ordinances, regulations or laws, and Tenant is solely responsible for investigating and determining whether its proposed use is appropriate for the Leased Premises. Tenant shall be responsible for using its best efforts to secure all necessary permits, variances, approvals and any other governmental consents required to allow it to occupy the Leased Premises and carry on its business as intended, including but not limited to, building and conditional use permits. In the event that Tenant has not commenced the process to secure all necessary permits within thirty (30) days after execution of this Lease this shall constitute an event of “default” and Landlord shall have the right to terminate this Lease, subject to Landlord’s providing five (5) days notice to Tenant and Tenant’s ten (10) day right to cure such default. Tenant’s failure to secure such permits or other governmental consents shall not excuse its obligation to pay rent to Landlord hereunder as set forth in any section regarding rent commencement or rental payments and shall not constitute an act of “force majeure” excusing Tenant’s performance of any and all of its obligations under this Lease. Tenant’s failure to pay rent on any due date shall constitute a separate event of “default” under this Lease.

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Inspection of & Access to Leased Premises
15. The Landlord shall be permitted at any time, and from time to time, to enter and to have its authorized agents, employees and contractors enter the Leased Premises for the purposes of inspection, window cleaning, maintenance, providing janitor service, making repairs, alterations or improvements to the Leased Premises or the Property, or to have access to utilities and services (including all ducts and access panels (if any), which the Tenant agrees not to obstruct) and the Tenant shall provide free and unhampered access for the purpose, and shall not be entitled to compensation for any inconvenience, nuisance or discomfort caused thereby. The Landlord and its authorized agents and employees shall be permitted entry to the Leased Premises for the purpose of exhibiting them to prospective tenants. The Landlord in exercising its rights under this paragraph shall do so to the extent reasonably necessary so as to minimize interference with the Tenant’s use and enjoyment of the Leased Premises provided that in an emergency the Landlord or persons authorized by it may enter the Leased Premises without regard to minimizing interference.
Delay
16. Except as herein otherwise expressly provided, if and whenever and to the extent that either the Landlord or the Tenant shall be prevented, delayed or restricted in the fulfillment of any obligation hereunder in respect of the supply or provision of any service or utility, the making of any repair, the doing of any work or any other thing (other than the payment of monies required to be paid by the Tenant to the Landlord hereunder) by reason of:
(a) strikes or work stoppages;
(b) being unable to obtain any material, service, utility or labor required to fulfill such obligation;
(c) any statute, law or regulation of, or inability to obtain any permission from any government authority having lawful jurisdiction preventing, delaying or restricting such fulfillment;
(d) other unavoidable occurrence.
The time for fulfillment of such obligation shall be extended during the period in which such circumstance operates to prevent, delay or restrict the fulfillment thereof, and the other party to this Lease shall not be entitled to compensation for any inconvenience, nuisance or discomfort thereby occasion; provided that nevertheless the Landlord will use its best efforts to maintain services essential to the use and enjoyment of the Leased Premises and provided further that if the Landlord shall be prevented, delayed or restricted in the fulfillment of any such lease of any such obligation hereunder by reason of any of the circumstances set out in sub-paragraph (c) of this paragraph 16 and to fulfill such obligation could not, in the reasonable opinion of the Landlord, be completed without substantial additions to or renovations of the Property, the Landlord may on sixty (60) days’ written notice to the Tenant terminate this Lease.
Waiver
17. If either the Landlord or the Tenant shall overlook, excuse, condone or suffer any default, breach, non-observance, improper compliance or non-compliance by the other of any obligation hereunder, this shall not operate as a waiver of such obligation in respect of any continuing or subsequent default, breach, or non-observance, and no such waiver shall be implied but shall only be effective if expressed in writing.
Sale, Redevelopment, Demolition & Renovation
18.
(a) The term “Landlord” as used in this Lease, means only the owner for the time being of the Property, so that in the event of any sale or sales or transfer or transfers of the Property, or the making of any lease or leases thereof, or the sale or sales or the transfer or transfers or the assignment or assignments of any such lease or leases, previous landlords shall be and hereby are relieved of all covenants and obligations of Landlord hereunder. It shall be deemed and construed without further agreement between the parties, or their successors in interest, or between the parties and the transferee or acquirer, at any such sale, transfer or assignment, or lessee on the making of any such lease, that the transferee, acquirer or lessee has assumed and agreed to carry out any and all of the covenants and obligations of Landlord hereunder to Landlord’s exoneration, and Tenant shall thereafter be bound to and shall attorn to such transferee, acquirer or lessee, as the case may be, as Landlord under this Lease;

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(b) Notwithstanding anything contained in this Lease to the contrary, in the event the Landlord intends to demolish, redevelop, or to renovate substantially all the Building, then the Landlord, upon giving the Tenant one hundred eighty (180) days’ written notice, shall have the right to terminate this Lease and this Lease shall thereupon expire on the expiration of one hundred eighty (180) days from the date of the giving of such notice without compensation of any kind to the Tenant.
Construction
19. Tenant is aware there may be construction occurring in the vicinity of the Leased Premises. Any such construction does not alter the Lease in any way or relieve Tenant of any responsibility under the Lease.
Public Taking
20. The Landlord and Tenant shall co-operate, each with the other, in respect of any Public Taking of the Leased Premises or any part thereof so that the Tenant may receive the maximum award to which it is entitled in law for relocation costs and business interruption and so that the Landlord may receive the maximum award for all other compensation arising from or relating to such Public Taking (including all compensation for the value of the Tenant’s leasehold interest subject to the Public Taking) which shall be the property of the Landlord, and the Tenant’s rights to such compensation are hereby assigned to the Landlord. If the whole or any part of the Leased Premises is Publicly Taken, as between the parties hereto, their respective rights and obligations under this Lease shall continue until the day on which the Public Taking authority takes possession therefore. If the whole or any part of the Leased Premises is Publicly Taken, the Landlord shall have the option, to be exercised by written notice to the Tenant, to terminate this Lease and such termination shall be effective on the day the Public Taking authority takes possession of the whole or the portion of the Property Publicly Taken. Rent and all other payments shall be adjusted as of the date of such termination and the Tenant shall, on the date of such Public Taking, vacate the Leased Premises and surrender the same to the Landlord, with the Landlord having the right to re-enter and re-possess the Lease Premises discharged of this Lease and to remove all persons therefrom. In this paragraph, the words “Public Taking” shall include expropriation and condemnation and shall include a sale by the Landlord to any authority with powers of expropriation, condemnation or taking, in lieu of or under threat of expropriation or taking and “Publicly Taken” shall have a corresponding meaning.
Registration of Lease
21. The Tenant agrees with the Landlord not to register this Lease in any recording office and not to register notice of this Lease in any form without the prior written consent of the Landlord. If such consent is provided such notice of Lease or caveat shall be in such form as the Landlord shall have approved and upon payment of the Landlord’s reasonable fee for same and all applicable transfer or recording taxes or charges. The Tenant shall remove and discharge at Tenant’s expense registration of such a notice or caveat at the expiration or earlier termination of the Term, and in the event of Tenant’s failure to so remove or discharge such notice or caveat after ten (10) days’ written notice by Landlord to Tenant, the Landlord may in the name and on behalf of the Tenant execute a discharge of such a notice or caveat in order to remove and discharge such notice of caveat and for the purpose thereof the Tenant hereby irrevocably constitutes and appoints any officer of the Landlord the true and lawful attorney of the Tenant.

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Entire Lease Agreement
22. The Tenant acknowledges that there are no covenants, representation, warranties, agreements or conditions express or implied, collateral, or otherwise forming part of or in any way affecting or relating to this Lease save as expressly set out in this Lease and Schedules attached hereto and that this Lease and such Schedules constitute the entire agreement between the Landlord and the Tenant and may not be modified except as herein explicitly provided or except by agreement in writing executed by the Landlord and the Tenant.
Notices
23. Any notice, advice, document or writing required or contemplated by any provision hereof shall be given in writing and if to the Landlord, either delivered personally to an officer of the Landlord or mailed by prepaid, certified/return receipt requested mail addressed to the Landlord at the said local office address of the Landlord shown above, and if to the Tenant, either delivered personally to the Tenant (or to an officer of the Tenant, if a corporation) or mailed by prepaid mail addressed to the Tenant at the Leased Premises, or if an address of the Tenant is shown in the description of the Tenant above, to such address. Every such notice, advice, document or writing shall be deemed to have been given when delivered personally, or if mailed as aforesaid, upon the fifth day after being mailed. The Landlord may from time to time by notice in writing to the Tenant designate another address as the address to which notices are to be mailed to it, or specify with greater particularity the address and persons to which such notices are to be mailed and may require that copies of notices be sent to an agent designated by it. The Tenant may, if an address of the Tenant is shown in the description of the Tenant above, from time to time by notice in writing to the Landlord, designate another address as the address to which notices are to be mailed to it, or specify with greater particularity the address to which such notices are to be mailed.
Interpretation
24. In this Agreement “herein,” “hereof,” “hereby,” “hereunder,” “hereto,” “hereinafter” and similar expressions refer to this Lease and not to any particular paragraph, clause or other portion thereof, unless there is something in the subject matter or context inconsistent therewith; and the parties agree that all of the provisions of this Lease are to be construed as covenants and agreements as though words importing such covenants and agreements were used in each separate paragraph hereof, and that should any provision or provisions of this Lease be illegal or not enforceable it or they shall be considered separate and severable from the Lease and its remaining provisions shall remain in force and be binding upon the parties hereto as though the said provision or provisions had never been included, and further, that the captions appearing for the provisions of this Lease have been inserted as a matter of convenience and for reference only and in no way define, limit or enlarge the scope or meaning of this Lease or any provision hereof.
Extent of Lease Obligation
25. This Agreement and everything herein contained shall inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors, assigns and other legal representatives, as the case may be, of each and every of the parties hereto, subject to the granting of consent by the Landlord to any assignment or sublease, and every reference herein to any party hereto shall include the heirs, executors, administrators, successors, assigns and other legal representatives of such party, and where there is more than one tenant or there is a male or female party the provision hereof shall be read with all grammatical changes thereby rendered necessary and all covenants shall be deemed joint and several.

Standard Lease Form Form FSGLI (894) 3/27/2008	20-1

Prior Use & Occupancy Prior To Term
26. If the Tenant shall for any reason use or occupy the Leased Premises in any way prior to the commencement of the Term without there being an existing lease between the Landlord and Tenant under which the Tenant has occupied the Leased Premises, then during such prior use or occupancy, the Tenant shall be a Tenant of the Landlord and shall be subject to the same covenants and agreements in this Lease mutatis mutandis.
Alterations, Additions, and Improvements
27. Tenant will not make or allow to be made any alterations, additions, or improvements in or to the Leased Premises without the written consent of Landlord before performance: such consent will not be unreasonably withheld, but Landlord may impose, as a condition of such consent such requirements as Landlord in its sole discretion may deem reasonable or desirable including, without limiting the generality of foregoing, requirements as to the manner in which, the time or times at which and the contractor by whom such work shall be done. Such alterations, additions, or improvements when made to the Leased Premises by Tenant shall be surrendered to Landlord and become the property of Landlord upon termination in any manner of this Lease, but this clause shall not apply to moveable non-attached fixtures or furniture of Tenant. Provided however, if prior to termination of this Lease, or within fifteen (15) days thereafter, Landlord may send written notice to Tenant that Tenant shall promptly remove such alterations, additions, or improvements, which were placed in or on the Leased Premises by Tenant and which are designated in said notice and shall repair any damage occasioned by such and the removal and in default thereof Landlord may effect said removals and repairs at Tenant’s expense. All work with respect to alterations, additions, and improvements must be done in good and workmanlike manner and diligently prosecuted to completion to the end that the improvements on the Leased Premises shall at all times be a complete unit except during the period of work. Any such alterations, additions, and improvements shall be performed and done strictly in accordance with the laws and ordinances relating thereto, and with the requirements of all carriers of insurance on the Leased Premises and the Board of Underwriters, Fire Rating Bureau, or similar organization. Tenant shall obtain at its sole cost and expense all required licenses and permits. In performing the work of any such alterations, additions or improvements, Tenant shall have the work performed in such a manner so as not to obstruct the access to the Building of any other tenant. Before commencing any such work or construction in or about the Leased Premises, Tenant shall notify Landlord in writing of the expected date of commencement thereof. Landlord shall have the right at any time and from time to time to post and maintain on the Leased Premises such notices as Landlord deems necessary to protect the Leased Premises and Landlord from the liens of mechanics, laborers, materialmen, suppliers or vendors. If any mechanic lien is filed against the Leased Premises or the real estate of which the Leased Premises form a part, which lien concerns the Tenant and/or the Leased Premises, Tenant shall cause same to be discharged within ten (10) days after the lien is filed by Tenant paying or bonding over said lien.
Schedules
28. The provisions of the following Schedules attached hereto shall form part of this Lease as if the same were embodied herein:
Schedule “A” — Legal Description of Lands
Schedule “B” — Outline of Leased Premises
Schedule “C” — Taxes payable by Landlord and Tenant
Schedule “D” — Services and Costs
Schedule “E” — Rules and Regulations
Schedule “F” — Leasehold Improvements
Schedule “G”— Basic Rent
Schedule “H” — Tenant Improvements
Schedule “I” — Parking
~~Schedule “J”— Guaranty~~
Schedule “K” — Tenant Information Sheet
Schedule “L” — Signage Agreement
~~Schedule “M” — License for Antenna Site~~
Schedule “N” — Addendum to Lease

Standard Lease Form Form FSGLI (894) 3/27/2008	21-1

Brokers
29. Tenant represents and warrants to Landlord that Tenant has not dealt with any real estate broker or agent in connection with this Lease Agreement or its negotiation except Colton Capital Corporation and CB Richard Ellis. Tenant shall indemnify, defend, protect and hold Landlord harmless from and against any and all costs, expenses, claims and liabilities (including costs of suit and reasonable attorneys’ fees) for any compensation, commission or fees claimed by any other real estate broker or agent in connection with this Lease or its negotiation by reason of any act of Tenant.
IN WITNESS WHEREOF the parties hereto have executed this Agreement.

LANDLORD:	TENANT:

Cambric Partners,	ImaRx Therapeutics, Inc.,
an Arizona general partnership	a Delaware corporation
By: Colton Properties, Inc., a California corporation
Its: General Partner

By:		By:

Jon W. McClintock, Chief Financial Officer
Print Name:

Title:

Date:		Date:

Standard Lease Form Form FSGLI (894) 3/27/2008	22-1

SCHEDULE “A”
LEGAL DESCRIPTION OF PROPERTY
The land situated in the County of Pima, State of Arizona and legally described as follows:
Parcel I:
Block 6 of Colonia Del Rio, as shown by subdivision map recorded in Book 39 of Maps at Page 71, records of Pima County, Arizona;
Except that portion conveyed to Pima County, Arizona, a Body Politic, by Deed recorded in Docket 11109 at Page 1570.
And further Excepting from above parcel the following described property:
A portion of Block 6 of Colonia del Rio Subdivision of record in Book 39 of Maps and Plats and Page 71, records of Pima County, Arizona, more particularly described as follows;
Commencing at the North corner of said Block 6, said corner being on a curve concave to the Northwest to which a radial line bears South 49 degrees 15’41” East;
Thence Southwesterly, along the Northwesterly line of said Block 6 and the arc of said curve having a central angle of 00 degrees 43’41”, a radius of 308.30 feet, and an arc distance of 3.92 feet to the POINT OF BEGINNING;
Thence continuing Southwesterly along said Northwesterly line and the arc of said curve having a central angle of 09 degrees 11’35”, a radius of 308.30 feet, and an arc distance of 49.47 feet;
Thence along the prolongation of the radial to said curve, South 39 degrees 20’25” East, 16.00 feet to a concentric curve;
Thence Northerly along the arc of said concentric curve having a central angle of 09 degrees 17’39”, a radius of 324.30 feet, and an arc length of 52.61 feet to a curve concave to the Northeast, to which point a redial line bears South 38 degrees 54’49” West;
Thence Northwesterly along the arc of said curve having a central angle of 01 degrees 01’50”, a radius of 890.00 feet, and an arc distance of 16.01 feet to the POINT OF BEGINNING.
Basis of bearing is the North line of the Northwest quarter of Section 19, Township 13 South, Range 14 East, Gila and Salt River Meridian, said bearing is North 88 degrees 31’57” East.
Parcel II:
Easements and other rights in that Agreement for Construction, Maintenance and Use of Joint Drive and Parking, recorded in Docket 7404 at Page 1174 and amended in Docket 8202 at Page 1785.

Standard Lease Form Form FSGLI (894) 3/27/2008	A-1

SCHEDULE “B”
PLAN OF LEASED PREMISES
1730 East River Road,
Suite 200
Tucson, AZ 85718

Standard Lease Form Form FSGLI (894) 3/27/2008	B-1

SCHEDULE “C”
TAXES PAYABLE BY LANDLORD AND TENANT
1.
Tenant’s Taxes
(a) The Tenant covenants to pay all Tenant’s Taxes, as and when the same becomes due and payable. Where any Tenant’s Taxes are payable by the Landlord to the relevant taxing authorities, the Tenant covenants to pay the amount thereof to the Landlord.
(b) The Tenant covenants to pay the Landlord the Tenant’s Proportionate Share of the excess of the amount of the Landlord’s Taxes in each Fiscal Period over the Landlord’s Taxes in the “Base Year” (as hereinafter defined).
(c) The Tenant covenants to pay to the Landlord the Tenant’s Proportionate Share of the costs and expenses (including legal and other professional fees and interest and penalties on deferred payments) incurred in good faith by the Landlord in contesting, resisting or appealing any of the Taxes.
Landlord’s Taxes
(d) The Landlord covenants to pay all Landlord’s Taxes subject to the account of Landlord’s Taxes required to be made by the Tenant elsewhere in this Lease. The Landlord may appeal any official assessment or the amount of any Taxes or other taxes based on such assessment and relating to the Property. In connection with any such appeal, the Landlord may defer payment of any Taxes or other taxes, as the case may be, payable by it to the extent permitted by law, and the Tenant shall co-operate with the Landlord and provide the Landlord with all relevant information reasonably required by the Landlord in connection with any such appeal.
Separate Allocation
(e) In the event that the Landlord is unable to obtain from the taxing authorities any separate allocation of Landlord’s Taxes, Tenant’s Taxes or assessment as required by the Landlord to make calculations of Additional Rent under this Lease, such allocation shall be made by the Landlord acting reasonably and shall be conclusive.
Information
(f) Whenever requested by the Landlord, the Tenant shall deliver to it receipts for payment of all the Tenant’s Taxes and furnish such other information in connection therewith as the Landlord may reasonably require.
Tax Adjustment
(g) If the Building has not been taxed as a completed and fully occupied building for the Fiscal Period, the Landlord’s Taxes will be determined by the Landlord as if the Building had been taxed as a completed and fully occupied building for any such Fiscal Period.
Definition
2. In this Lease:
(a) “Landlord Taxes” shall mean the aggregate of all Taxes attributed to the Property, the Rent or the Landlord in respect thereof and including, without limitation, any amounts imposed, assessed, levied or charged in substitution for or in lieu of any such Taxes, but excluding such taxes as capital gains taxes, corporate income, profit or excess profit taxes to the extent such taxes are not levied in lieu of any of the foregoing against the Property or the Landlord in respect thereof.

Standard Lease Form	C-1
Form FSGLI (894)
3/27/2008

(b) “Taxes” shall mean all taxes, rates, duties, levies, fees, charges, local improvement rates, capital taxes, rental taxes and assessments whatsoever including fees, rents, and levies for air rights and encroachments on or over municipal property imposed, assessed, levied or charged by any school, municipal, regional, state, provincial, federal, parliamentary, or other body, corporation, authority, agency or commission provided that any such local improvement rates, assessed and paid prior to or in the Base Year shall be excluded from the Base Year and any year during the Term and provided further that “Taxes” shall not include any special utility, levies, fees or charges imposed, assessed, levied or charged which are directly associated with initial construction of the Property.
(c) “Tenant’s Taxes” shall mean the aggregate of:
(i) all Taxes (whether imposed upon the Landlord or the Tenant) attributable to the personal property, trade fixtures, business, income, occupancy, or sales of the Tenant or any other occupant of the Leased Premises, and to any Leasehold Improvements or fixtures installed by or on behalf of the Tenant within the Leased Premises, and to the use by the Tenant of any of the Property; and
(ii) the amount by which Taxes (whether imposed upon the Landlord or the Tenant) are increased above the Taxes which would have otherwise been payable as a result of the Leased Premises or the Tenant or any other occupant of the Leased Premises being taxed or assessed in support of separate schools.
(d) “Tenant’s Proportionate Share” shall mean 4.80% subject to adjustment as determined solely by the Landlord and notified to the Tenant in writing for physical increases or decreases in the total rentable area of the Property provided that total rentable area of the Property and the rentable area of the Leased Premises shall exclude areas designated (whether or not rented) for parking and for storage.
(e) “Base Year” as used in this schedule shall mean calendar year 2008.

Standard Lease Form	C-2
Form FSGLI (894)
3/27/2008

SCHEDULE “D”
SERVICES AND COSTS
1. The Landlord covenants with the Tenant:
Interior Climate Control
(a) To maintain in the Leased Premises conditions of reasonable temperature and comfort in accordance with good standards applicable to normal occupancy of premises for office purposes subject to governmental regulations during hours to be determined by the Landlord but to be at least the hours from 7:00 a.m. to 6:00 p.m. from Monday to Friday (with the exception of Saturdays, Sundays and holidays), such conditions to be maintained by means of a system for heating and cooling, filtering and circulating air; the Landlord shall have no responsibility for any inadequacy of performance of the said system if the occupancy of the Leased Premises or the electrical power or other energy consumed on the Leased Premises for all purposes exceeds reasonable amounts as determined by the Landlord or the Tenant installs partitions or other installations in locations which interfere with the proper operations of the system of interior climate control or if the window covering on exterior windows is not kept fully closed;
Janitor Service
(b) To provide janitor and cleaning services to the Leased Premises and to common areas of the Building consisting of reasonable services in accordance with the standards of similar office buildings;
Elevators, Lobbies, Etc.
(c) To keep available the following facilities for use by the Tenant and its employees and invitees in common with other persons entitled thereto:
(i) passengers and freight elevator service to each floor upon which the Leased Premises are located provided such service is installed in the Building and provided that the Landlord may prescribe the hours during which and the procedures under which freight elevator service shall be available and may limit the number of elevators providing service outside normal business hours;
(ii) moving shall be after hours Monday-Friday or Weekends only. In the event Tenant does not abide by such rule, Tenant shall be assessed a penalty fee at the sole discretion of the Landlord;
(iii) common entrances, lobbies, stairways and corridors giving access to the Building and the Leased Premises, including such other areas from time to time which may be provided by the Landlord for common use and enjoyment within the Property;
(iv) the washrooms as the Landlord may assign from time to time which are standard to the Building, provided that the Landlord and the Tenant acknowledges that where an entire floor is leased to the Tenant or some other tenant the Tenant or such other tenant, as the case may be, may exclude others from the washroom thereon.
Electricity
         2.    (a) The Landlord covenants with the Tenant to furnish electricity to the Leased Premises (except Leased Premises which have separate meters) for normal office use for lighting and for office equipment capable of operating from the circuits available to the Leased Premises and standard to the Building.
(b) The amount of electricity consumed on the Leased Premises in excess of electricity required by the Tenant for normal office use shall be as determined by the Landlord acting reasonable or by a metering device installed by the Tenant at the Tenant’s expense. The Tenant shall pay the Landlord for any such excess electricity on demand.

Standard Lease Form	D-1
Form FSGLI (894)
3/27/2008

(c) The Tenant covenants to pay to the Landlord the Tenant’s Proportionate Share of all electricity consumed on the Property (except the amounts recovered from and paid by tenants separately metered). This amount is included in full service gross Lease.
(d) In calculating electricity costs for any Fiscal Period, if less than one hundred percent (100%) of Building is occupied by tenants, then the amount of such electricity costs shall be deemed for the purpose of this Schedule to be increased to an amount equal to the like electricity costs which normally would be expected by the Landlord to have been incurred had such occupancy been one hundred percent (100%) during such entire period.
3. The Landlord shall maintain and keep in repair the facilities required for the provision of the interior climate control, elevator (if installed in the Building), and other services referred to in sub-paragraph (a) and (c) of paragraph 1 and sub-paragraph (a) of paragraph 2 of this Schedule in accordance with the standards of office buildings similar to the Building but reserves the right to stop the use of any of these facilities and the supply of the corresponding services when necessary by reason of accident or breakdown or during the making of repairs, alterations or improvements, in the reasonable judgment of the Landlord necessary or desirable to be made, until the repairs, alterations or improvements shall have been completed to the satisfaction of the Landlord.
Additional Services
         4.    (a) The Landlord may (but shall not be obliged) on request of the Tenant supply services or materials to the Leased Premises and the Property which are not provided for under this Lease and which are used by the Tenant (the “Additional Services”).
(b) When Additional Services are supplied or furnished by the Landlord, accounts therefor shall be rendered by the Landlord and shall be payable by the Tenant to the Landlord on demand. In the event the Landlord shall elect not to supply or furnish Additional Services, only persons with prior written approval by the Landlord (which approval shall not be unreasonably withheld) shall be permitted by Landlord or the Tenant to supply or furnish Additional Services to the Leased Premises and the supplying and furnishing shall be subject to the reasonable rules fixed by the Landlord with which the Tenant undertakes to cause compliance and to comply.
Operating Charges Payable
         5.    (a) The Tenant covenants to pay to the Landlord the Tenant’s Proportionate Share of the excess of the amount of the Operating Costs in each Fiscal Period over the Operating Costs in the “Base Year” (as hereinafter defined).
(b) In this Lease “Operating Costs” shall mean all costs incurred in which will be incurred by the Landlord in the maintenance, operation, administration and management of the Property including without limitation:
(i) cost of heating, ventilating and air-conditioning;
(ii) cost of water and sewer charges;
(iii) cost of insurance carried by the Landlord pursuant to paragraph 9(a) of this Lease and cost of any deductible amount paid by the Landlord in connection with each claim made by the Landlord under such insurance;

Standard Lease Form	D-2
Form FSGLI (894)
3/27/2008

(iv) costs of building office expenses, including telephone, rent, stationery and supplies;
(v) cost of fuel;
(vi) costs of all elevator and escalator (if installed in the Building) maintenance and operation;
(vii) costs of operating staff, management staff and other administrative personnel, including salaries, wages, and fringe benefits;
(viii) cost of providing security;
(ix) cost of providing janitorial services, window cleaning, garbage and snow removal and pest control;
(x) cost of supplies and materials;
(xi) cost of decoration of common area;
(xii) cost of landscaping;
(xiii) cost of maintenance and operation of the parking areas;
(xiv) cost of consulting, and professional fees including expenses;
(xv) cost of replacements, additions and modifications unless otherwise included under paragraph 6, and cost of repair;
(c) In this Lease there shall be excluded from Operating Costs the following:
(i) interest of debt and capital retirement of debt;
(ii) such of the Operating Costs as are recovered from insurance proceeds; and
(iii) costs as determined by the Landlord of acquiring tenants for the Property.
6. The Tenant covenants to pay to the Landlord the Tenant’s Proportionate Share of the costs in respect of each Major Expenditure (as hereinafter defined) as amortized over the period of the Landlord’s reasonable estimate of the economic life of the Major Expenditure, but not to exceed fifteen (15) years, using equal monthly installments of principal and interest at ten percent (10%) per annum compounded semi-annually. For the purposes hereof, “Major Expenditure” shall mean any expenditure incurred after the date of substantial completion of the Building for replacement of machinery, equipment, building elements, systems or facilities forming a part of or used in connection with the Property or for modifications, upgrades or additions to the Property or facilities used in connection therewith, provided that, in each case, such expenditures is not more than ten percent (10%) of the total Operating Costs of the immediately preceding Fiscal Period.
7. In calculating Operating Costs for any Fiscal Period including the Base Year, if less than one hundred percent (100%) of Building is occupied by tenants, then the amount of such Operating Costs shall be deemed for the purposes of this Schedule to be increased to an amount equal to the like Operating Costs which normally would be expected by the Landlord to have been incurred had such occupancy been one hundred percent (100%) during such entire period.

Standard Lease Form	D-3
Form FSGLI (894)
3/27/2008

8. In this Lease:
(i) “Tenant’s Proportionate Share” shall mean 4.80% subject to adjustment as determined solely by the Landlord and notified to the Tenant in writing for physical increases or decreases in the total rentable area of the Property provided that total rentable area of the Property and the rentable area of the Leased Premises shall exclude areas designated (whether or not rented) for parking and for storage.
(ii) “Base Year” shall mean the calendar year 2008.

Standard Lease Form	D-4
Form FSGLI (894)
3/27/2008

SCHEDULE “E”
RULES AND REGULATIONS
1. The sidewalks, entry passages, elevators (if installed in the Building) and common stairways shall not be obstructed by the Tenant or used for any other purpose than for ingress and egress to and from the Leased Premises. The Tenant will not place or allow to be placed in the Building corridors or public stairways any waste paper, dust, garbage, refuse or anything whatever.
2. The washroom plumbing fixtures and other water apparatus shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, ashes or other substances shall be thrown therein. The expense of any damage resulting by misuse by the Tenant shall be borne by the Tenant.
3. The Tenant shall permit window cleaners to clean the windows of the Leased Premises during normal business hours.
4. No birds or animals shall be kept in or about the Property nor shall the Tenant operate or permit to be operated any musical or sound-producing instruments or devise or make or permit any improper noise inside or outside the Leased Premises which may be heard outside such Leased Premises.
5. No one shall use the Leased Premises for residential purposes, or for the storage of personal effects or articles other than those required for business purposes.
6. All persons entering and leaving the Building at any time other than during normal business hours shall register in the books which may be kept by the Landlord at or near the night entrance and the Landlord will have the right to prevent any person from entering or leaving the Building or the Property unless provided with a key to the premises to which such person seeks entrance and a pass in a form to be approved by the Landlord. Any persons found in the Building at such times without such keys and passes will be subject to surveillance of the employees and agents of the Landlord.
7. No dangerous or explosive materials shall be kept or permitted to be kept in the Leased Premises.
8. The Tenant shall not and shall not permit any cooking in the Leased Premises. The Tenant shall not install or permit the installation or use of any machine dispensing goods for sale in the Leased Premises without the prior written approval of the Landlord. Only persons authorized by the Landlord shall be permitted to deliver or to use the elevators (if installed in the Building) for the purpose of delivering food or beverages to the Leased Premises.
9. The Tenant shall not bring in or take out, position, construct, install or move any safe, business machine or other heavy equipment without first obtaining the prior written consent of the Landlord which will not be unreasonably withheld. In giving such consent, the Landlord shall have the right, in its sole discretion, to prescribe the weight permitted and the position thereof, and the use and design of planks, skids or platforms to distribute the weight thereof. All damage done to the Building by moving or using any such heavy equipment or other office equipment or furniture shall be repaired at the expense of the Tenant. The moving of all heavy equipment or other office equipment or furniture shall occur only at times consented to by the Landlord and the persons employed to move the same in and out of the Building must be acceptable to the Landlord. Safes and other heavy office equipment will be moved through the halls and corridors only upon steel bearing plates. No freight or bulky matter of any description will be received into the Building or carried in the elevators (if installed in the Building) except during hours approved by the Landlord.

Standard Lease Form	E-1
Form FSGLI (894)
3/27/2008

10. The Tenant shall give the Landlord prompt notice of any accident to or any defect in the plumbing, heating, air-conditioning, ventilating, mechanical or electrical apparatus or any other part of the Building.
11. The parking of automobiles shall be subject to the charges and reasonable regulations of the Landlord. The Landlord shall not be responsible for damage to or theft of any car, its accessories or contents whether the same be the result of negligence or otherwise.
12. The Tenant shall not mark, drill into or in any way deface the walls, ceilings, partitions, floors or other parts of the Leased Premises and the Building.
13. Except with the prior written consent of the Landlord, no tenant shall use or engage any person or persons other than the janitor or janitorial contractor of the Landlord for the purpose of any cleaning of the Leased Premises.
14. If the Tenant desires any electrical or communications wiring, the Landlord reserves the right to direct qualified persons as to where and how the wires are to be introduced, and without such directions no borings or cutting for wires shall take place. No other wires or pipes of any kind shall be introduced without the prior consent of the Landlord.
15. The Tenant shall not place or cause to be placed any additional locks upon doors of the Leased Premises without the reasonable approval of the Landlord and subject to any conditions imposed by the Landlord. Additional keys may be obtained from the Landlord at the cost of the Tenant. All interior locks are the sole responsibility of Tenant.
16. The Tenant shall be entitled to have its name shown upon the directory board of the building and at one of the entrance doors to the Leased Premises, all at the Tenant’s expense, but the Landlord shall in its sole discretion design the style of such identification and allocate the space on the directory board for the Tenant.
17. The Tenant shall keep the sun drapes (if any) in a closed position at all times. The Tenant shall not interfere with or obstruct any perimeter heating, air-conditioning or ventilating units.
18. The Tenant shall not conduct, and shall not permit any, canvassing in the Building.
19. The Tenant shall take care of the rugs and drapes (if any) in the Leased Premises and shall arrange for the carrying-out of regular spot cleaning and shampooing of carpets and dry cleaning of drapes in a manner acceptable to the Landlord.
20. The Tenant shall permit the periodic closing of lanes, driveways and passages for the purposes of preserving the Landlord’s rights over such lanes, driveways and passages.
21. The Tenant shall not place or permit to be placed any sign, advertisement, notice or other display on any part of the exterior of the Leased Premises or elsewhere if such sign, advertisement, notice or other display is visible from outside the Leased Premises without the prior written consent of the Landlord which may be arbitrarily withheld. The Tenant, upon request of the Landlord, shall immediately remove any sign, advertisement, notice or other display which the Tenant has placed or permitted to be placed which, in the opinion of the Landlord, is objectionable, and if the Tenant shall fail to do so, the Landlord may remove the same at the expense of the Tenant.

Standard Lease Form	E-2
Form FSGLI (894)
3/27/2008

22. The Landlord shall have the right to make such other and further reasonable rules and regulations and to alter the same as in its judgment from time to time be needful for the safety, care, cleanliness and appearance of the Leased Premises and the Building and for the preservation of good order therein, and the same shall be kept and observed by the tenants, their employees and servants. The Landlord also has the right to suspend or cancel any or all of these rules and regulations herein set out.
Move-In-Move-Out Hours: After 5:00 p.m. M-F, anytime Saturday and Sunday. Contact Property Manager 48 hours in advance to schedule move-in or move-out. In the event Tenant does not abide by such rule, Tenant shall be assessed a penalty fee at the sole discretion of the Landlord. Tenant is required to provide Landlord with the certificate of insurance of the moving company for $1 million dollars listing Cambric Partners and The Colton Company as additional insured. Elevator pads required. Masonite required on floors for moving. All damage to property during moving process is the responsibility of the Tenant. Tenant must receive elevator keys and instructions prior to move-in date.

Standard Lease Form	E-3
Form FSGLI (894)
3/27/2008

SCHEDULE “F”
LEASEHOLD IMPROVEMENTS
Definition of Leasehold Improvements
1. For the purposes of this Lease, the Term “Leasehold Improvements” includes, without limitation, all fixtures, improvements, installations, alterations and additions from time to time made, erected or installed by or on behalf of the Tenant, or any previous occupant of the Leased Premises in the Leased Premises and by or on behalf of other tenants in other premises in the Building (including the Landlord if an occupant of the Building), including all partitions, doors and hardware however affixed, and whether or not movable, all mechanical, electrical and utility installations and all carpeting and drapes with the exception only of furniture and equipment not of the nature of fixtures.
Installation of Improvements & Fixtures
2. The Landlord shall include in the Leased Premises the “Landlord’s Work” (as hereinafter defined). The Tenant shall not make, erect, install or alter any Leasehold Improvements in the Leased Premises without having requested and obtained the Landlord’s prior written approval. The Landlord’s approval shall not, if given, under any circumstances, be construed as a consent to the Landlord having its estate charged with the cost of work. The Landlord shall not unreasonably withhold its approval to any such request, but failure to comply with Landlord’s reasonable requirements from time to time for the Building shall be considered sufficient reason for refusal. In making, erecting, installing or altering any Leasehold Improvements the Tenant shall not, without the prior written approval of the Landlord, alter or interfere with any installations which have been made by the Landlord or others and in no event shall alter or interfere with window coverings (if any) or other light control devices (if any) installed in the Building. The Tenant’s request for any approval hereunder shall be in writing and accompanied by an adequate description of the contemplated work and, where appropriate, working drawings and specifications thereof. If the Tenant requires from the Landlord drawings or specifications of the Building in connection with Leasehold Improvements, the Tenant shall pay the cost thereof to the Landlord on demand. Any reasonable costs and expenses incurred by the Landlord in connection with the Tenant’s Leasehold Improvements shall be paid by the Tenant to the Landlord on demand. All work to be performed in the Leased Premises shall be performed by competent contractors and sub-contractors of whom the Landlord shall have approved in writing prior to commencement of any work, such approval not to be unreasonably withheld (except that the Landlord may require that the Landlord’s contractors and sub-contractors be engaged for any mechanical or electrical work) and by workmen who have labor union affiliations that are compatible with these affiliations (if any) or workmen employed by the Landlord and its contractors and sub-contractors. All such work including the delivery, storage and removal of materials shall be subject to reasonable supervision of the Landlord, shall be performed in accordance with any reasonable conditions or regulations imposed by the Landlord including, without limitation, payment on demand of a reasonable fee of the Landlord for such supervision, and shall be completed in good and workmanlike manner in accordance with the description of the work approved by the Landlord and in accordance with all laws, regulations and by-laws of all regulatory authorities. All improvements constructed by Tenant shall, at the sole discretion of Landlord, remain the property of Landlord at the end of the lease term, and Landlord reserves the right to require Tenant to restore the Leased Premises to its original configuration at Tenant’s sole cost upon Tenant vacating the Leased Premises. Copies of required building permits or authorizations shall be obtained by the Tenant at its expense and copies shall be provided to the Landlord. No locks shall be installed on the entrance doors or in any doors in the Leased Premises that are not keyed to the Building master key system.

Standard Lease Form	F-1
Form FSGLI (894)
3/27/2008

Liens & Encumbrances on Improvements & Fixtures
3. In connection with the making, erection, installation or alteration of Improvements and all other work or installations made by or for the Tenant in the Leased Premises the Tenant shall comply with all the provisions of the mechanics’ lien and other similar statutes from time to time applicable thereto (including any provision requiring or enabling the retention by way of holdback of portions of any sums payable) and, except as to any such holdback, shall promptly pay all accounts relating thereto. The Tenant will not create any mortgage, conventional sale agreement or the encumbrance in respect of its Leasehold Improvements or, without the written consent of the Landlord, with respect to its trade fixtures nor shall the Tenant take any action as a consequence of which any such mortgage, conditional sale agreement or other encumbrance would attach to the Property or any part thereof. If and whenever any mechanics’ or other lien for work, labor, services or materials supplied to or for the Tenant or for the cost of which the Tenant may be in any way liable or claims therefore shall arise or be filed or any such mortgage, conditional sale agreement or other encumbrance shall attach, the Tenant shall within twenty (20) days after submission by the Landlord of notice thereof procure the discharge thereof, including any certification of action registered in respect of any lien, by payment of giving security or in such other manner as may be required or permitted by law, and failing which the Landlord may avail itself of any of its remedies hereunder for default to the Tenant and may make any payments or take steps or proceedings required to procure the discharge of any such liens.

Standard Lease Form	F-2
Form FSGLI (894)
3/27/2008

SCHEDULE “G”
BASIC RENT

Months	Monthly Basic Rent*
1/1/08 – 12/31/08	$15,698.00
1/1/09 – 12/31/09	$16,168.94
1/1/10 – 12/31/10	$16,652.96
1/1/11 – 12/31/11	$17,156.61
1/1/12 – 12/31/12	$17,666.79

*	plus all applicable taxes

Standard Lease Form	G-1
Form FSGLI (894)
3/27/2008

SCHEDULE “H”
TENANT IMPROVEMENTS
Tenant acknowledges that Landlord has made no representation and has given no warranty to Tenant regarding the fitness of the Leased Premises for Tenant’s intended use. Tenant shall take possession of and accept the Leased Premises in its “AS-IS” condition and “WITH ALL FAULTS”.
Additionally, Landlord, at Landlord’s sole cost and expense, shall complete building standard tenant improvements substantially in accordance with the mutually approved plan below. It is understood that the plan below details all of the Tenant Improvements that will be completed. Only those items detailed in the plan below will be performed by Landlord.
NOTES:

1. Carpet throughout except as noted

2. Full re-paint

3. Add 220V - 30Amp circuit in network

Tenant

Landlord

Standard Lease Form	H-1
Form FSGLI (894)
3/27/2008

SCHEDULE “I”
PARKING
Grant of Parking Rights
(a) So long as this Lease is in effect and provided Tenant is not in default hereunder, Landlord grants to Tenant and Tenant’s Authorized Users a license to use the number and type of parking spaces. Tenant allocation is 16 covered reserved parking spaces at $25.00 per space per month.
As consideration for the use of such parking spaces, Tenant agrees to pay to Landlord or, at Landlord’s election, directly to Landlord’s parking operator, as additional rent under this Lease, the parking rate set forth of $400.00 per month for the initial term of the Lease. Tenant agrees that all parking charges will be payable on a monthly basis concurrently with each monthly payment of Monthly Base Rent. Tenant agrees to submit to Landlord or, at Landlord’s election, directly to Landlord’s parking operator with a copy to Landlord, written notice in a form reasonably specified by Landlord containing the names, home and office addresses and telephone numbers of those persons who are authorized by Tenant to use Tenant’s parking spaces on a monthly basis (“Tenant’s Authorized Users”) and shall use its best efforts to identify each vehicle of Tenant’s Authorized Users by make, model and license number. Tenant agrees to deliver such notice prior to the beginning of the Term of this Lease and to periodically update such notice as well as upon specific request by Landlord or Landlord’s parking operator to reflect changes to Tenant’s Authorized Users of their vehicles.
Visitor Parking
(b) So long as this Lease is in effect, Tenant’s visitors and guests will be entitled to use those specific parking areas which are designated for short term visitor parking and which are located within the surface parking area(s), if any, and/or within the parking structure(s) which serve the Building. Visitor parking will be made available at a charge to Tenant’s visitors and guests, with the rate being established by Landlord in its discretion from time to time. Tenant, at its sole cost and expense, may elect to validate such parking for its visitors and guests. All such visitor parking will be on a non-exclusive, in common basis with all other visitors and guests of the project.
Use of Parking Spaces
(c) Tenant will not use or allow any of Tenant’s Authorized Users to use any parking spaces which have been specifically assigned by Landlord to other tenants or occupants or for other uses such as visitor parking or which have been designated by any governmental entity as being restricted to certain uses. Tenant will not be entitled to increase or reduce its parking privileges applicable to the Premises during the Term of the Lease except as follows: If at any time Tenant desires to increase or reduce the number of parking spaces allocated to it under the terms of this Lease, Tenant must notify Landlord in writing of such desire and Landlord will have the right, in its sole and absolute discretion, to either (a) approve such requested increase in the number of parking spaces allocated to Tenant (with an appropriate increase to the additional rent payable to Tenant for such additional spaces based on the then prevailing parking rates), (b) approve such requested decrease in the number of parking spaces allocated to Tenant (with an appropriate reduction in the additional rent payable by Tenant for such eliminated parking spaces based on the then prevailing parking rates), or (c) disapprove such requested increase or decrease in the number of parking spaces allocated to Tenant. Promptly following receipt of Tenant’s written request, Landlord will provide Tenant with written notice of its decision including a statement of any adjustments to the additional rent payable by Tenant for parking under Lease, if applicable. No parking stalls will be allocated to Tenant with respect to any space leased by Tenant under the Lease which consists of less than the full incremental amounts of rentable square footage, if any, required for parking stalls.

Standard Lease Form	I-1
Form FSGLI (894)
3/27/2008

General Provisions
(d) Landlord reserves the right to set and increase monthly fees and/or daily and hourly rates for parking privileges from time to time during the Term of the Lease, except as to Tenant as provided in Section (a) above. Landlord may assign any unreserved and unassigned parking spaces and/or make all or any portion of such spaces reserved, if Landlord reasonably determines that it is necessary for orderly and efficient parking or for any other reasonable reason. All rent for parking is due and payable on the first day of each month. Rent is delinquent after the tenth (10th) day of the month. A 10% late fee is assessed on the eleventh (11th) day of the month. Failure to pay the rent for any particular parking may be treated by Landlord as a default under this Lease and, in addition to all other remedies available to Landlord under the Lease, at law or in equity, Landlord may elect to recapture such parking spaces for the balance of the term of this Lease if Tenant does not cure such failure within the applicable period.
In such event, Tenant and Tenant’s Authorized Users will be deemed visitors for purposes of parking space use and will be entitled to use only those parking areas specifically designated for visitors parking subject to all provisions of this Lease applicable to such visitor parking use. Tenant’s parking rights and privileges described herein are personal to Tenant and may not be assigned or transferred, or otherwise conveyed, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion. In any event, under no circumstances may Tenant’s parking rights and privileges be transferred, assigned or otherwise conveyed separate and apart from Tenant’s interest in this Lease.
Cooperation with Traffic Mitigation Measures
(e) Tenant agrees to use its reasonable, good faith efforts to cooperate in traffic mitigation programs which may be undertaken by Landlord independently, or in cooperation with local municipalities or governmental agencies or other property owners in the vicinity of the Building. Such programs may include, but will not be limited to, carpools, vanpools and other ridesharing programs, public and private transit, flexible work hours, preferential assigned parking programs and programs to coordinate tenants within the Project with existing or proposed traffic mitigation programs.
Parking Rules and Regulations
(f) The following rules and regulations govern the use of the parking facilities which serve the Building. Tenant will be bound by such rules and regulations and agrees to cause its employees, subtenants, assignees, contractors, suppliers, customers and invitees to observe the same:
1.
Tenant will not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s employees, subtenants, customers or invitees to be loaded, unloaded or parking or parked in areas other than those designated by Landlord for such activities. No vehicles are to be left in the parking areas overnight and no vehicles are to be parked in the parking areas other than normally sized passenger automobiles, motorcycles and pick-up trucks. No extended term storage of vehicles is permitted.

2.	Vehicles must be parked entirely within painted stall lines of a single parking stall.

3.	All directional signs and arrows must be observed.

Standard Lease Form	I-2
Form FSGLI (894)
3/27/2008

4.	The speed limit within all parking areas shall be five (5) miles per hour.

5.	Parking is prohibited:
in areas not striped for parking;
in aisles or on ramps;
where “NO PARKING” signs are posted;
in cross-hatched areas; and
in such other areas as may be designated from time to time by Landlord or Landlord’s parking operator
6.	Landlord reserves the right, without cost or liability to Landlord, to tow any vehicle if such vehicle’s audio theft alarm system remains engaged for an unreasonable period of time.

7.	Washing, waxing, cleaning, or servicing of any vehicle in any area not specifically reserved for such purpose is prohibited.

8.
Landlord may refuse to permit any person to park in the parking facilities who violates these rules with unreasonable frequency, and any violation of these rules shall subject the violator’s car to removal, at such owner’s expense. Tenant agrees to use its best efforts to acquaint its employees, subtenants, assignees, contractors, suppliers, customers and invitees with these parking provisions, rules and regulations.

9.
Parking stickers, access cards, or any other device or form of identification supplied by Landlord as a condition of use of the parking facilities shall remain the property of Landlord. Parking identification devices, if utilized by Landlord, must be displayed as requested and may not be mutilated in any manner. The serial number of the parking identification device may not be obliterated. Parking Identification devices, if any, are not transferable and any device in the possession of an unauthorized holder will be void. Landlord reserves the right to refuse the sale of monthly stickers or other parking identification devices to Tenant or any of its agents, employees or representatives who willfully refuse to comply with these rules and regulations and all unposted city, state, or federal ordinances, laws or agreements.

10.
Loss or theft of parking identification devices or access cards must be reported to the management office in the Project immediately, and a lost or stolen report must be filed by the Tenant or user of such parking identification device or access card at the time. Landlord has the right to exclude any vehicle from the parking facilities that does not have a parking identification device or valid access card. Any parking identification device or access card which is reported lost or stolen and which is subsequently found in the possession of an unauthorized person will be confiscated and the illegal holder will be subject to prosecution. Tenant will be charged for replacement of lost or stolen parking identification devices or access cards.

Standard Lease Form	I-3
Form FSGLI (894)
3/27/2008

11.
All damage or loss claimed to be the responsibility of Landlord must be reported, itemized in writing and delivered to the management office located within the Project within ten (10) business days after any claimed damage or loss occurs. Any claim not so made is waived. Landlord is not responsible for damage by water or fire, or for the acts or omissions of others, or for articles left in vehicles. In any event, the total liability of Landlord, if any, is limited to Two Hundred Fifty Dollars ($250.00) for all damages or loss to any car. Landlord is not responsible for loss of use.

12.
The parking operators, managers or attendants are not authorized to make or allow any exceptions to these rules and regulations, without the express written consent of Landlord. Any exceptions to these rules and regulations made by the parking operators, managers or attendants without the express written consent of Landlord will not be deemed to have been approved by Landlord.

13.	Landlord reserves the right, without cost or liability to Landlord, to tow any vehicles which are used or parked in violation of these rules and regulations.

14.
Landlord reserves the right from time to time to modify and/or adopt such other reasonable and non-discriminatory rules and regulations for the parking facilities as it deems reasonably necessary for the operation of the parking facilities.

Standard Lease Form	I-4
Form FSGLI (894)
3/27/2008

SCHEDULE “J”
LEASE GUARANTY
Intentionally Omitted

Standard Lease Form	J-1
Form FSGLI (894)
3/27/2008

SCHEDULE “K”
TENANT INFORMATION SHEET

Company Name:	—ImaRx Therapeutics, Inc.

Type of Business:	—Biopharmaceutical

Number of Employees:	—33

Property Address:	—1730 East River Road,

Suite Number:	—Suite 200

City, State, Zip:	—Tucson, AZ 85718

Business Phone:	—520-770-1259

Business Fax:	—520-791-2437

Main Contact:	—Greg Cobb, CFO

Accounting Contact:	—Brenda Sparks, Sr. Director Finance

Emergency After-Hours Name:	Dennis Jones

Emergency After-Hours Address:

Emergency After-Hours Phone:	520-977-1190

Alarm System:	☑ Yes ☐ No

*	Please supply Colton Company with own code.

Standard Lease Form	K-1
Form FSGLI (894)
3/27/2008

SCHEDULE “L”
SIGNAGE AGREEMENT
This Signage Agreement (“Agreement”) is entered into this 10th day of December, 2007 by and between Cambric Partners, Landlord, and ImaRx Therapeutics, Inc., Tenant, regarding the signage rights for the exterior sign band at 1730 East River Road.
In consideration of the mutual covenants set forth, and for other valuable consideration as described, the parties agree as follows:
1.	Location. 1730 East River Road, Tucson (exterior building sign band above front door)

2.	Term. Coterminous with Lease

3.	Consideration. None.

4.	General Conditions.
a)	The sign shall conform to the building standards and shall be subject to the approval of Landlord.

b)	Signage must be in compliance with and approved by the City of Tucson.

c)	All costs associated with the maintenance and upkeep of the building sign band are the sole responsibility of Tenant, i.e. installation, electricity, permits, etc.

d)	Tenant shall be responsible for removing the sign at the expiration of the Term and shall restore the building to its original condition.

e)	This Agreement is personal to Tenant and may not be assigned.

f)
Tenant shall have the right to utilize the building sign band if the sign is installed within twelve (12) months of the execution of this Lease. In the event that the sign is not installed within twelve (12) months of the execution of this Lease, Tenant shall forfeit the rights to the sign.

IN WITNESS WHEREOF, the parties have signed on the day and year set hereinabove.

Landlord:	Tenant:
Cambric Partners,	ImaRx Therapeutics, Inc.,
an Arizona general partnership,	a Delaware corporation
By: Colton Properties, Inc.,
a California corporation
Its: General Partner

By:		By:
Jon W. McClintock, Chief Financial Officer

Print Name/Title

Standard Lease Form	L-1
Form FSGLI (894)
3/27/2008

SCHEDULE “M”
LICENSE FOR ANTENNA SITE
Intentionally Omitted

Standard Lease Form	M-1
Form FSGLI (894)
3/27/2008

SCHEDULE “N”
ADDENDUM TO LEASE
The terms of this Addendum change and modify the terms of the standard form Office Building Lease to which it is attached:
Term
The term of the Lease shall commence the later of January 1, 2008 or when the Tenant Improvements have been completed by Landlord, and there shall be no partial delivery of the Premises or partial payment of rent unless Tenant in writing agrees to accept a part of the Premises while other portions are being completed, in which case the abatement provisions of Section 2 of the Lease shall apply.
Rent
The Rent set forth in Schedule “G” is correct, except that it is hereby clarified that:
a) all Landlord’s Taxes, as defined, except rent tax, are already deemed included in the Base Rent for 2008, and Tenant in future years is only liable for its Proportionate Share of increases in Landlord’s Taxes above the Base Year. It is acknowledged that Tenant must pay “Tenant’s Taxes,” and such taxes are not included in the Base Rent;
b) Tenant is to be charged no Operating Costs for the Base Year of 2008, as all such costs are included in the stipulated Base Rent, except that Tenant may be responsible for Additional Services if requested by Tenant and supplied by Landlord; and
c) except for unusual electricity demands by Tenant under Section 2 of Schedule “D”, all electricity charges and costs to Tenant are already included in the Base Rent, and Tenant is only responsible in future years for its Proportionate Share of the increased costs above the Base Year.
Completion of Tenant Improvements:
Should Landlord fail by January 21, 2008 to deliver the Premises to Tenant, with all Tenant Improvements in Schedule H complete, then Tenant shall receive one day of abated rent for each day delayed.
Early Access:
Landlord shall provide Tenant with two weeks early access to the Leased Premises for the purpose of telecommunications and furniture installation upon mutual execution of this lease document and providing Tenant remits a cashier’s check for all deposit monies due and Tenant provides Landlord with a certificate of insurance pursuant to the terms of the Lease. Such access shall not delay the date of substantial completion and shall be harmonious with Landlord’s contractors.

Standard Lease Form	N-1
Form FSGLI (894)
3/27/2008

Right to Terminate
Landlord grants Tenant the right to terminate this lease as of December 31, 2010 (“Termination Option Date”), provided that the following minimum conditions are met:
(a) Tenant is not in default of the Lease and has no financial responsibility owed to Landlord;
(b) This Right to Terminate is for the entire Leased Premises, not a portion thereof;
(c) Tenant provides Landlord with written notice of its intent to exercise this termination option no later than June 30, 2010 (“Termination Notice Date”). Tenant shall remit the lease termination fee as provided in this section to Landlord with the written lease termination notice. This option shall expire as of July 1, 2010, if written notice is not received;
(d) Tenant shall pay to Landlord upon the Termination Notice Date any unamortized tenant improvements (based upon amortization over the term of the Lease with interest at the rate of eight percent (8%) per annum);
(e) Tenant shall pay to Landlord upon the Termination Notice Date any unamortized broker commission, including any broker incentive, paid by Landlord in connection with this Lease (based upon amortization over the term of the Lease with interest at the rate of eight percent (8%) per annum);
(f) This Right to Terminate shall be personal to Tenant, and shall be void in the event of an assignment, transfer or sublease.
Assignment
The provision of Sections 7 (d) through (h) of the Lease shall not apply to an assignment made by Tenant pursuant to Section 7 (c) of the Lease.
Removal of Improvements
Upon termination of the Lease, unless Tenant has installed improvements other than those being installed by Landlord pursuant to Schedule “H”, there will be no Improvements to the Premises which Tenant shall be required to remove.

Agreed: Landlord	Agreed: Tenant
Cambric Partners, an Arizona General Partnership	ImaRx Therapeutics, Inc.,
By: Colton Properties, Inc., a California Corporation, General Partner	A Delaware Corporation

By:	By:

Its:	Its:

Standard Lease Form	N-2
Form FSGLI (894)
3/27/2008